   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 2001


                                                    REGISTRATION NO. 333-61212
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   ----------

                               AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                                   ----------

                        CBNY INVESTMENT SERVICES CORP.
            (Exact Name of Registrant as Specified in its Charter)


              NEW YORK                             6211                       13-4121213
  (State or Other Jurisdiction of        (Primary Standard Industrial       (I.R.S. Employer
   Incorporation or Organization)        Classification Code Number)     Identification Number)

                                   ----------


                               320 PARK AVENUE
                              NEW YORK, NY 10022
                                (212) 308-9888
             (Address, Including Zip Code, and Telephone Number,
      Including Area Code, of Registrant's Principal Executive Offices)

                                   ----------

                               DONALD J. LINTON
                        FINANCIAL OPERATIONS PRINCIPAL
                        CBNY INVESTMENT SERVICES CORP.
                               320 PARK AVENUE
                              NEW YORK, NY 10022
                                (212) 409-3930
          (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                                   ----------

                                   Copy to:

                          DAVID J. GOLDSCHMIDT, ESQ.
                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                              FOUR TIMES SQUARE
                           NEW YORK, NEW YORK 10036
                                (212) 735-3000

                                   ----------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.


   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                   ----------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.


================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED AUGUST 17, 2001
                        CBNY INVESTMENT SERVICES CORP.
                       1,060,000 SHARES OF COMMON STOCK

                                   ----------

   We are granting at no cost to the holders of shares of common stock of Commercial Bank of New York, or CBNY, non-transferable subscription rights to purchase up to 1,060,000 shares of the common stock of CBNY Investment Services Corp.


   CBNY Investment Services Corp. is a registered broker-dealer and member of the National Association of Securities Dealers, Inc.


   You will receive one right for every 5 shares of CBNY common stock that
you own as of the record date, which is      , 2001. Each right entitles you
to:

   o a basic subscription right to purchase one share of our common stock at a subscription price of $10.00 per share; and

   o if you elect to purchase all of the shares of our common stock underlying your basic subscription rights, an over-subscription right to subscribe for additional shares of our common stock that are not subscribed for by other holders of rights.

   If there are not enough shares available to satisfy fully all subscriptions for additional shares, we will allocate the available shares of our common stock pro rata among holders who exercise their over-subscription right.

   The rights will expire at 5:00 p.m., New York City time, on      , 2001,
unless the subscription period is otherwise extended.

   This rights offering is being effected in connection with a plan to transfer ownership of CBNY Investment Services Corp. directly to CBNY stockholders as part of the acquisition of CBNY by North Fork Bancorporation, Inc. We will not issue or sell shares of our common stock subscribed for in this offering until the receipt and satisfaction of all regulatory approvals and other conditions to the acquisition of CBNY by North Fork, other than the consummation of this offering.


   A total of 1,060,000 shares of our common stock will be offered in the rights offering for a maximum aggregate offering price of $10.6 million. All of the shares of our common stock being sold in this offering are being sold by us.


   Gabriel R. Safdie and his sister Helene Safdie Levy, who respectively hold approximately 62.94% and 5.48% of the outstanding shares of CBNY common stock, have agreed to subscribe for all of the shares of our common stock underlying their basic subscription rights and intend to subscribe for additional shares through exercise of their over-subscription rights. In addition, Mr. Safdie has agreed to purchase any shares that are not purchased by other holders of rights through their basic and over-subscription rights.


   Prior to the rights offering, there has been no public market for the shares of our common stock and the subscription price has been set by us. We believe that after the offering our common stock will be eligible to be traded in the over-the-counter market on the OTC Bulletin Board maintained by the NASD or the Pink Sheets maintained by Pink Sheets LLC.


   We are offering our common stock directly to holders of CBNY common stock and our common stock is not the subject of an underwriting agreement. We expect that we will deliver the shares of our common stock as soon as practicable after the receipt and satisfaction of all regulatory approvals and other conditions to the acquisition of CBNY by North Fork.

                                   ----------

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" BEGINNING AT PAGE 8.

                                   ----------


   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                 The date of this prospectus is      , 2001.

                        CBNY INVESTMENT SERVICES CORP.

                              TABLE OF CONTENTS


Prospectus Summary.......................................................................     3
Risk Factors.............................................................................     8
The Rights Offering......................................................................    18
Material United States Federal Income Tax Consequences...................................    25
Use of Proceeds..........................................................................    27
Dividend Policy..........................................................................    27
Determination of Subscription Price......................................................    27
Capitalization...........................................................................    28
Selected Financial Data..................................................................    29
Management's Discussion and Analysis of Financial Condition and Results of Operations ...    30
Business.................................................................................    33
Management...............................................................................    44
Certain Relationships and Related Party Transactions.....................................    48
Security Ownership of Certain Beneficial Owners, Directors and Management ...............    49
Description of Common Stock..............................................................    51
Plan of Distribution.....................................................................    53
Shares Eligible for Future Sale..........................................................    54
Legal Matters............................................................................    54
Experts..................................................................................    54
Where You Can Find More Information......................................................    54
Index to Financial Statements............................................................   F-1

                              PROSPECTUS SUMMARY

   This summary highlights material information from this prospectus that you should consider before investing in our common stock. This summary may not contain all of the information that is important to you. For a more complete understanding of this offering, you are encouraged to read this entire prospectus, including the risks of purchasing our common stock discussed under "Risk Factors," and our financial statements and the accompanying notes.

                                 THE COMPANY


   CBNY Investment Services Corp. was organized in April 2000 and received approval from the NASD in January 2001 to operate as a broker-dealer. On April 24, 2001, we commenced operations of our brokerage business as a provider of traditional brokerage services in equities, corporate debt, mutual funds, government securities, municipal securities and unit investment trusts. We transact agency and riskless principal transactions in these securities for both domestic and international customers. A riskless principal transaction occurs when we, as principal, simultaneously execute a buy and sell transaction for a security and do not at any time have exposure to the market risk of holding the security. An agency transaction occurs when we buy or sell a security for a customer account and receive a commission for such service. We also offer our customers cash management services and we anticipate expanding our product and service offerings later in 2001 and 2002 to include on-line portfolio tracking and account information, on-line access to research and market data, options trading, margin lending and investment advisory services. Our revenues will initially be derived primarily from brokerage commissions charged and from the provision of related brokerage services.


   We currently have 12 registered representatives providing brokerage services to our customers. A registered representative is an individual appropriately registered with, and regulated by, the NASD for this purpose.

   Our targeted customers include non-U.S. residents who are international private banking clients of CBNY, as well as other domestic and international persons. Given the experience of our management and our registered representatives with servicing customers from the Latin American region and in Latin American securities markets generally, we will focus our initial marketing efforts towards customers from this region. We expect to continue to increase our customer base through our marketing efforts and through expanding our product and service offerings to attract new customers by providing a range of products to satisfy a customer's financial objectives.

   Our principal executive offices are located at 320 Park Avenue, New York, New York 10022, and our telephone number is (212) 308-9888.

                                  BACKGROUND

   We are currently a wholly-owned subsidiary of CBNY. The rights offering is being effected in connection with a plan to transfer the ownership of CBNY Investment Services Corp. directly to CBNY stockholders as part of the acquisition of CBNY by North Fork Bancorporation, Inc. (the "Merger Transaction"). The Merger Transaction is to be accomplished in accordance with the agreement and plan of reorganization dated as of February 13, 2001, by and among CBNY, North Fork Bancorporation, Inc. and North Fork Bank, and the related plan of merger (collectively, the "Reorganization Agreement"). Under the Reorganization Agreement, an indirect wholly owned subsidiary bank of North Fork is to merge with and into CBNY, with CBNY being the surviving bank. As a result of the merger, each issued and outstanding share of CBNY common stock will be converted into the right to receive $32.00 in cash and CBNY will cease to be a publicly held corporation. Completion of the Merger Transaction is subject to specified conditions, including stockholder and regulatory approvals and the completion of this rights offering. The Reorganization Agreement was approved and adopted at a special meeting of shareholders of CBNY held on June 27, 2001.

   Upon completion of this rights offering, and prior to the Merger Transaction becoming effective, we will use approximately $5.0 million of the proceeds of this offering to redeem at book value all of the shares of our common stock held by CBNY, so that we will cease to be a subsidiary of CBNY.

                             THE RIGHTS OFFERING


RIGHTS ........................  We will distribute to each holder of CBNY common stock at no cost one non-transferable
                                 right to purchase our common stock for every
                                 5 shares of CBNY common stock owned by that
                                 holder on the record date, which is     ,
                                 2001. We will not issue fractional rights, but will round down any fractional rights to the next whole number.


BASIC SUBSCRIPTION RIGHTS .....  Each right includes a basic subscription right entitling you to purchase one share of our common stock for each right you hold.

SUBSCRIPTION PRICE ............  $10.00 per share of our common stock.

OVER-SUBSCRIPTION RIGHT .......  If you elect to purchase all of the shares of our common stock underlying your basic subscription rights, you will also have an over-subscription right to subscribe for additional shares of our common stock, if any, that are not purchased by other holders of rights through exercise of their basic subscription rights.


PRORATION OF OVER-SUBSCRIPTION
RIGHTS ........................  If there is an insufficient number of shares of our common stock remaining unsold after holders have exercised their basic subscription rights to satisfy in full all subscriptions that we receive for additional shares, we will allocate the available shares among the holders who exercise their over-subscription right pro rata according to their respective holdings in CBNY. That is, we will determine the total number of shares of CBNY common stock held by all those who subscribe for additional shares and we will then calculate, in relation to those subscribers, the proportion of that aggregate number of shares of CBNY common stock held by each of them. Each holder who subscribes for additional shares will be allocated the same proportion of available shares of our common stock as the proportion they hold of the CBNY common stock. For example, if an entity subscribes for additional shares and is determined to hold 3% of the total number of shares of CBNY common stock held by all participants in the additional subscription, that entity will be allocated 3% of the shares of our common stock available for the exercise of over-subscription rights. We will continue this allocation process until all subscriptions are filled or all the shares of our common stock offered in this offering have been sold.

                                 Mr. Gabriel R. Safdie and Ms. Helene Safdie
                                 Levy have advised us that they intend to exercise their respective over-subscription rights to subscribe for additional shares. See "The Rights Offering -- Subscription Rights".

EFFECT OF RIGHTS OFFERING .....  We are currently a wholly-owned subsidiary of CBNY. After this offering and following the transactions described in this prospectus, and assuming all holders of rights elect to exercise their basic subscription rights to purchase shares of our common stock, Mr. Gabriel R. Safdie and Ms. Helene Safdie Levy will own at least 62.94% and 5.48%, respectively, of the outstanding shares of our common stock. Mr. Safdie is chairman of the board of directors of CBNY Investment Services Corp.

EXPIRATION DATE ...............      , 2001, at 5:00 p.m., New York City
                                 time, unless otherwise extended to a later date which must be prior to October 31, 2001.


PROCEDURE FOR EXERCISING
SUBSCRIPTION RIGHTS ...........  If you wish to exercise any or all of your basic subscription rights and
                                 over-subscription right, you should properly complete, sign and deliver your subscription certificate, together with full payment of the subscription price for each share subscribed for under your subscription rights (including shares subscribed for through the exercise of your over-subscription right), to the subscription agent on or prior to the expiration date. YOU MAY NOT REVOKE AN EXERCISE OF RIGHTS. See "The Rights Offering -- Process for the Exercise of Rights."

HOW RIGHTS HOLDERS CAN EXERCISE
RIGHTS THROUGH BROKERS OR OTHER
NOMINEES ......................  If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form", together with full payment of the subscription price for each share subscribed for under your subscription rights (including shares subscribed for through the exercise of your over-subscription right). You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.

HOW FOREIGN STOCKHOLDERS OF
CBNY AND STOCKHOLDERS OF CBNY
WITH APO OR FPO ADDRESSES CAN
EXERCISE RIGHTS ...............  The subscription agent will mail a subscription certificate to you if you are a
                                 stockholder whose address is outside the
                                 United States or if you have an Army Post
                                 Office or a Fleet Post Office address. To
                                 exercise your rights, you must notify the
                                 subscription agent on or prior to 5:00 p.m.,
                                 New York City time, on      , 2001 and take
                                 all other steps which
                                 are necessary to exercise your rights, on or prior to the date on which this offering expires. If you do not follow these procedures prior to the expiration date, your rights will expire.


ESCROW ARRANGEMENTS ...........  The proceeds from the sale of shares of our common stock in this offering will be held in a non-interest bearing escrow account maintained by The Chase Manhattan Bank and will only be released to us upon satisfaction of the net capital ratio requirements in the NASD Conduct Rules.


AMENDMENTS; TERMINATION .......  We reserve the right to amend the terms and conditions of this offering or to terminate this offering prior to delivery of the common stock. See "The Rights Offering -- Amendments and Waivers; Termination".

NON-TRANSFERABILITY OF RIGHTS .  Subscription rights are being distributed only to holders of CBNY common stock as of the record date and are non-transferable.


MANDATORY PURCHASE AGREEMENT ..  Mr. Gabriel R. Safdie, the holder of approximately 62.94% of the outstanding
                                 shares of CBNY common stock, will subscribe for all of the shares of our common stock relating to his basic subscription right and has advised us that he intends to exercise his over-subscription right to subscribe for additional shares. Mr. Safdie has agreed that upon consummation of the rights offering, he will purchase from us all of the shares of our common stock, if any, underlying unexercised subscription rights as of the expiration date of the rights offering subject to various conditions described in "The Rights Offering -- Mandatory Purchase Agreement."


ISSUANCE OF OUR COMMON STOCK ..  We will issue certificates representing shares purchased in this offering as soon as practicable after the receipt and satisfaction of all regulatory approvals and other conditions to the Merger Transaction, other than the consummation of the rights offering.

USE OF PROCEEDS ...............  Assuming full exercise of the rights, the cash proceeds from the sale of the shares of our common stock offered in this offering will be approximately $10.6 million, before payment of offering fees and expenses. We expect that approximately $5.0 million of such proceeds will be used to repurchase all of the shares of our common stock owned by CBNY. Any unallocated proceeds will be used primarily to fund capital expenditures and operating expenses for general corporate purposes. See "Use of Proceeds."

SHARES OF COMMON STOCK
OUTSTANDING AFTER THE RIGHTS
OFFERING ......................  1,060,000 shares of our common stock, assuming all of the rights are exercised and we purchase from CBNY all of the shares of our common stock held by CBNY.

RISK FACTORS ..................  There are substantial risks in connection with this offering that you should consider.
                                 See "Risk Factors."

SUBSCRIPTION AGENT ............  Sandler O'Neill Shareholder Services will act as subscription agent. See "The Rights
                                 Offering -- Subscription Agent" for address and other information relating to the delivery of subscription certificates and the payment of the subscription price.


NO UNDERWRITER; NO BOARD
RECOMMENDATION ................  The subscription price for our common stock has been determined solely by our board of directors and the offering is not the subject of any underwriting agreement with any investment bank. Accordingly, an investment in our common stock must be made based on your evaluation of your best interests. NEITHER OUR BOARD OF DIRECTORS NOR ANY FINANCIAL ADVISOR MAKES ANY RECOMMENDATION TO YOU REGARDING YOUR DECISION WHETHER TO EXERCISE YOUR RIGHTS.


MATERIAL UNITED STATES FEDERAL
INCOME TAX CONSEQUENCES .......  A holder of CBNY common stock on the record date of the rights offering who exchanges its CBNY common stock for cash in connection with the Merger Transaction will receive cash and subscription rights. The receipt of cash and subscription rights in the Merger Transaction will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction for state, local and foreign income tax purposes. See "Material United States Federal Income Tax Consequences."

                                 RISK FACTORS

   Any investment in the shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to exercise your rights. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you may lose all or part of your investment.

                        Risks Relating to Our Business

WE HAVE A VERY LIMITED OPERATING HISTORY UPON WHICH YOU CAN EVALUATE OUR PERFORMANCE.

   We may not be able to grow our business as planned or ever become a profitable business. We began operations in April 2001, having received approval from the NASD to operate as a broker-dealer on January 8, 2001. Because of our minimal operating history, there are no meaningful financial results which you can use to evaluate our performance and prospects. In addition, our management has limited experience with respect to the brokerage operations of CBNY Investment Services Corp. You should consider our prospects based on the risks, expenses and difficulties frequently encountered in the operation of a new business in a rapidly evolving industry characterized by intense competition.

WE CURRENTLY HAVE A SMALL NUMBER OF CUSTOMERS.


   As of July 31, 2001, we have only 179 customer accounts. Our target customers include non-U.S. residents who are International Private Banking clients of CBNY as well as other domestic and international persons. However, under the Reorganization Agreement, until the Merger Transaction is effective, we are prohibited from soliciting any customers of CBNY other than its International Private Banking customers. We cannot assure you that we will be able to succeed in marketing our services and products to our targeted customer base.


BECAUSE OUR OPERATING EXPENSES AND CAPITAL EXPENDITURES WILL OUTPACE OUR REVENUES, WE EXPECT TO INCUR SIGNIFICANT LOSSES IN THE NEAR TERM.


   We expect to incur operating expenses of approximately $8.0 million and to make capital expenditures of approximately $2.0 million through October 2002 as we develop our business. These operating expenses and capital expenditures will initially outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses. We have only generated minimal revenues to date from business operations.


WE DEPEND ON BROADCORT CAPITAL CORP. FOR TRADE CLEARANCE AND TRADE EXECUTION IN RELATION TO OUR DOMESTIC SECURITIES TRANSACTIONS.

   We are dependent upon Broadcort Capital Corp., or Broadcort, for trade clearance and trade execution in relation to domestic equity securities and for trade clearance in relation to domestic fixed income securities. We have entered into a clearing agreement with Broadcort under which it will, on a fee basis, process these domestic securities transactions for our account on behalf of our clients on an omnibus basis. The omnibus nature of the account refers to the fact that all of our customer securities held by Broadcort are held in custody in a single account. We keep internal records of our individual customer positions in relation to this account and this information is not disclosed to Broadcort. Our agreement with Broadcort may be terminated by either party on 90 days written notice or immediately upon breach of any representation, warranty, duty, responsibility or obligation of the other party. Termination of our agreement with Broadcort, or an interruption of service by Broadcort as a result of systems limitations or failures or otherwise, could have a material adverse effect on our business.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUE TO COVER OUR COSTS DUE TO DECLINES IN TRADING VOLUME, MARKET PRICES OR LIQUIDITY OF SECURITIES MARKETS, WHICH WILL RESULT IN LARGE LOSSES.

   Like other brokerage services, we are directly affected by economic and political conditions and broad trends in business and finance that result in changes in volume and price levels of securities transactions. These factors are beyond our control and may contribute to reduced levels of activity in the securities markets generally. In recent months, the U.S. securities markets have experienced unprecedented stock value fluctuations, transaction volume and volatility. Sudden, sharp declines in market values of securities can result in, among other things:

   o      reduced trading activity;

   o      illiquid markets;

   o      declines in the market values of securities held in our inventory;

   o the failure of buyers and sellers of securities to fulfill their settlement obligations; and

   o      increases in claims and litigation.

   The occurrence of any of these events would likely result in reduced revenues and increased losses from our operations. When trading volume is low, our profitability may be adversely affected because we expect that our overhead will be substantially fixed. Severe market fluctuations in the future could have a material adverse effect on our business.

OUR OPERATIONS ARE SUBJECT TO ECONOMIC AND POLITICAL RISKS THROUGHOUT LATIN AMERICA.

   We expect that many of our customers will be from Latin America and/or will trade in Latin American securities. This subjects our operations to the significant economic, political and social instability inherent in operating in emerging markets. The risks of such instability may include severe economic and financial disruptions in those markets, including significant devaluations of currencies, and low or negative growth rates of economies. Such instability may contribute to increased volatility of the Latin American financial markets. In addition, any instability in the currencies of Latin American countries could have a material adverse effect on our customers in the region. These factors may contribute to reduced trading volume by such customers, which would have a material adverse effect on our business.

WE PRIMARILY RELY ON OTHERS TO PROVIDE THE SOFTWARE AND SYSTEMS WE USE TO PROVIDE OUR SERVICES. IF WE ARE UNABLE TO OBTAIN AND ACCESS THIRD-PARTY SOFTWARE AND SYSTEMS ON A TIMELY AND RELIABLE BASIS, OUR ABILITY TO PROVIDE SERVICES TO OUR CUSTOMERS COULD BE HARMED.

   We and CBNY contracted with Sungard Financial Systems, Inc., or Sungard, for Sungard to provide a major portion of the software and systems necessary for provision of our brokerage services. Our agreement expires on December 6, 2005 and it will be subsequently renewed automatically for successive one-year terms, unless terminated earlier. The agreement may be terminated by either party effective as at December 6, 2005 or at the end of any one-year renewal term by at least ninety days advance written notice. The agreement may also be terminated by Sungard in the event of specified breaches by us such as failure to pay, breach of confidentiality, ownership and restrictive covenants and other obligations and specified insolvency events, and by us in certain circumstances. Any major interruption in our ability to process transactions through Sungard could harm our business. We also have entered into an agreement with Sungard EMS, Inc., or Sungard EMS, an affiliate of Sungard, under which Sungard EMS will provide us with the ability to offer our customers access to their account information and certain market data, news and financial information via the Internet. We also license many additional generally available software packages in support of our business. Failures in any of these applications would harm our business operations.

   We rely on Sungard, Sungard EMS and other third parties to enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. If, in the future, enhancements or upgrades of third-party software and systems cannot be integrated with our technologies, or if the technologies on which we rely fail to respond to industry standards or technological changes, we may be required to modify our systems or implement new systems. Software products may contain defects or errors, especially when first introduced or when new versions or enhancements are released. The inability of third parties to provide us with software or systems on a reliable, timely basis could harm our relationships with our customers and our ability to grow our business.

FAILURES OF OUR SYSTEMS OR SYSTEM LIMITATIONS COULD HARM OUR BUSINESS.

   Our ability to facilitate transactions successfully and provide high-quality and uninterrupted customer service depends on the efficient and uninterrupted operation of our computer and communications hardware systems. If our systems cannot be expanded to cope with increased demand or fail to perform, we could experience:

   o      unanticipated disruptions in service;

   o      decreased customer service and customer satisfaction; and

   o      delays in the introduction of new products and services;

which could result in:

   o      financial losses;

   o      litigation or other customer claims;

   o      loss of client accounts; and

   o      regulatory sanctions.

   Our systems and operations also are vulnerable to damage or interruption from human error, natural disasters, power loss, sabotage, computer viruses, intentional acts of vandalism and similar events. We do not have facilities in place that will fully maintain service during a system disruption. Our networks are currently covered by the disaster recovery facilities coverage maintained by CBNY. However, before we cease to be a subsidiary of CBNY and prior to the Merger Transaction becoming effective, we intend to enter into an agreement with Sungard Recovery Services, Inc. to provide us with disaster recovery facilities in the event of any system disruption which affects our network. Any system failure that causes an interruption in service or decreases the responsiveness of our service could impair our reputation and reduce our revenues. We also rely on a number of third parties for systems support. Any interruption in these third-party services or a deterioration in the performance of these services could also be disruptive to our business.

WE CURRENTLY HAVE NO EMPLOYEES OF OUR OWN.

   We currently have no employees of our own. All of our employees are presently also employees of CBNY. When we cease to be a subsidiary of CBNY, we will need to attract, hire and retain highly skilled and motivated officers and employees for our business and our success will depend on our continued ability to attract and retain qualified technical and managerial personnel in the future. There can be no assurance that we will be able to attract, assimilate or retain such personnel in the future, and our failure to do so would have a material adverse effect on our business, financial condition and operating results.

WE MAY BE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY.

   In order to realize our growth strategy, we will be required to rapidly establish and expand our operations. Our expected growth will place significant demands on our management and other resources. To manage our future growth, we will need to attract, hire and retain highly skilled and motivated officers and employees and improve our systems and/or implement new systems for: (1) transaction processing; (2) operational and financial management; and (3) training, integrating and managing our employee base. There can be no assurance that we will be able to achieve the rate of growth that we anticipate. In addition, we cannot assure you that we will be able to accurately predict the timing or rate of this growth or expand or upgrade our systems and infrastructure on a timely basis. If we fail to manage our growth, we may experience operating inefficiencies, dissatisfaction among our customer base and lost revenue opportunities.

   The scope of procedures for assuring compliance with applicable rules and regulations will also change as the size and complexity of our business increases. We have implemented formal compliance procedures which will be updated regularly. Our future operating results will depend on our ability to continue:

   o to improve our systems for operations, financial control, and communication and information management;

   o to refine our compliance procedures and enhance our compliance oversight; and

   o      to recruit, train, manage and retain our employees.

WE WILL NEED SIGNIFICANT CAPITAL TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH, AND WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL ON TERMS FAVORABLE TO US, IF AT ALL.

   Implementation of our growth strategy will require us to make significant capital expenditures for computer and related office equipment and to hire and train additional management and client support personnel. We anticipate that our cash requirement through October 2002 will be approximately $10.0 million. We will use a portion of the proceeds of the rights offering to repurchase all of the shares of our common stock held by CBNY for approximately $5.0 million. We will also require cash for capital expenditures such as leasehold improvements, furniture and equipment, computers and related systems and operating expenses such as salaries, rent and vendor contracts.


   We believe that our existing capital resources, including the anticipated proceeds of this offering, will enable us to maintain our current and planned operations for at least the next 12 months. However, we may require additional funds during or after that 12-month period. Any required financing may not be available or may be available only on terms that are not favorable to us. Our failure to obtain additional capital would limit our ability to implement our growth strategy which would have a material adverse effect on our business. In addition, as a registered broker-dealer and member of the NASD, we are subject to the SEC's net capital requirements and our failure to obtain additional capital may adversely affect our ability to comply with these requirements which would subject us to a variety of sanctions. See "Business -- Government Regulation; Net Capital Requirements -- Net Capital Requirements."


WE WILL NEED TO INTRODUCE NEW SERVICES AND PRODUCTS TO REMAIN COMPETITIVE.

   Our future success depends in part on our ability to develop and enhance our services, products and technologies on a timely and cost-effective basis. If we are unable to develop and introduce enhanced or new services and products quickly enough to respond to market or customer requirements, or if our services and products do not achieve market acceptance, our business will be materially adversely affected.

   In addition, it will be necessary for us to obtain certain regulatory approvals to enable us to expand our product and service offerings to include certain products and services which we intend to make available to our customers. We are currently registered as a broker-dealer and have received approval from the SEC for registration as an investment adviser. Various members of our management team and several of our registered representatives, have, or are in the process of procuring, the licenses required to allow us to offer investment advisory and discretionary management services. We also anticipate that we will apply for dealer status. If we are unable to obtain these regulatory approvals, we will be unable to expand our product and service offerings as anticipated, which would have a material adverse effect on our business.

   In connection with the development of our business, there are certain additional risks we may undertake in the future, including risks associated with the expansion of our product and service offerings to include cash management services, on-line portfolio tracking and access to research and market data, options trading, margin lending and investment advisory services. We believe that our management team and the internal procedures we are implementing in connection with the expansion of our operations will be adequate to manage and supervise our anticipated business lines; however, we cannot be sure that management will be able to address all of the new risks associated with these businesses or that the policies and procedures we implement will be sufficient.

EMPLOYEE MISCONDUCT IS DIFFICULT TO DETECT AND COULD HARM OUR BUSINESS.

   We run the risk that employee misconduct could occur, including binding us to transactions that exceed authorized limits or present unacceptable risks, or concealing from us unauthorized or unsuccessful activities. This type of misconduct could result in unknown and unmanaged losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and harm our reputation and business. We may not be able to detect, deter or prevent any of these types of employee misconduct. We have, however, implemented several internal controls to minimize such misconduct, as outlined in our Compliance Manual and Supervisory Procedures Manual, including regular reconciliation of accounts, a requirement that cash be subject to the dual control of two individuals, requirements for supervisory approval of selected accounts and transactions, and system-generated reports to highlight anomalies.

LOSSES DUE TO CUSTOMER FRAUD COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

   We are exposed to potential losses resulting from fraud and other misconduct by customers, such as the use of a false identity to open an account or the use of forged or counterfeit checks for payment. These types of fraud may be difficult to prevent or detect, although we have implemented a number of controls to minimize such conduct, as outlined in our Compliance Manual and Supervisory Procedures Manual, including stringent "Know Your Customer" policies and procedures, screening of accounts by committee before approval, strict limitations on cash transactions, a requirement that holds are placed on checks received and system-generated reports on various types of suspicious activity. We may not be able to recover the losses caused by customer fraud. Any of these losses could have a material adverse effect on our business.

ANY POSSIBLE COMPROMISES OF OUR SYSTEMS OR SECURITY COULD HARM OUR BUSINESS.

   Once we have established a Web site, we intend that our customers will have access to their account information via the Internet through our Web site. Therefore, the secure transmission of confidential information over public networks will be a critical element of our operations. We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information over computer systems and the Internet. If third parties were able to penetrate our network security or otherwise misappropriate customers' personal or account information, we could be subject to liability arising from claims related to impersonation or similar fraud claims or other misuse of personal information, as well as suffer harm to our operations and reputation. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise of the technology used by us to protect client transaction and other data. We may incur significant costs to protect against the threat of network or Internet security breaches or to alleviate problems caused by such breaches.

WE ARE SUBJECT TO SECURITIES REGULATION AND FAILURE TO COMPLY COULD SUBJECT US TO PENALTIES OR SANCTIONS THAT COULD HARM OUR BUSINESS.

   The securities industry in the United States is subject to extensive regulation under both federal and state laws. In addition, we must comply with rules and regulations of the SEC, the NASD and other self-regulatory organizations, state securities commissions and other regulatory bodies charged with safeguarding the integrity of the securities markets and other financial markets and protecting the interests of investors participating in these markets. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, margin lending, record-keeping and the conduct of directors, officers and employees. Failure to comply and disputes concerning compliance with any of these laws, rules or regulations could result in substantial expenses as well as censure, fines, the issuance of cease-and-desist orders or our suspension or expulsion as a broker-dealer, any of which would harm our business.

   Our ability to comply with these regulations depends largely on the establishment and maintenance of an effective compliance system as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions due to claimed noncompliance with these regulations in the future. If a claim of noncompliance is made by a regulatory authority, the efforts of our management could be diverted to responding to such claim, and we could be subject to a range of possible consequences, including the payment of fines and the suspensions of one or more portions of our business. In addition, our mode of operation and profitability may be directly affected by:

   o      additional legislation;

   o changes in rules promulgated by the SEC, the NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges or other self-regulatory organizations; or

   o changes in the interpretation or enforcement of existing laws and rules.

FAILURE TO COMPLY WITH NET CAPITAL REQUIREMENTS COULD SUBJECT US TO SUSPENSION OR REVOCATION BY THE SEC OR EXPULSION BY THE NASD.

   The SEC, the NASD and the other self-regulatory organizations have stringent rules with respect to the maintenance of specific levels of net capital by broker-dealers. Net capital is the net worth of a broker-dealer, less deductions for other types of assets including assets not readily convertible into cash and specified percentages of a broker-dealer's securities positions. Failure to maintain the required net capital may subject a firm to a censure, fine, suspension or revocation of registration by the SEC and/or a censure, fine, suspension or expulsion by the NASD, as well as sanctions by other regulatory bodies and ultimately could require our liquidation. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against our net capital could limit our operations that require the intensive use of capital. A significant operating loss or any unusually large charge against our net capital could adversely affect our ability to expand or even to maintain our present levels of business, which could harm our business.

AFTER WE CEASE TO BE A WHOLLY-OWNED SUBSIDIARY OF CBNY, WE MAY BE UNABLE TO OBTAIN SUBSTITUTE ARRANGEMENTS ON TERMS FAVORABLE TO US, IF AT ALL.

   We are currently a wholly-owned subsidiary of CBNY and our operations have been financed to date by capital contributions made by CBNY. Our systems, facilities and the services which we require for our operations are currently provided by CBNY and will continue to be provided by CBNY until we cease to be its wholly-owned subsidiary in connection with the Merger Transaction. In particular, until the Merger Transaction is effective, our office space and the services of CBNY employees as our registered representatives are to be provided to us by CBNY under a shared services and expense agreement between ourselves and CBNY. Our self-clearing account with Euroclear, on which we are heavily dependent in relation to our international securities business, is currently maintained as a sub-account under the existing account maintained by CBNY with Euroclear.

   In connection with the Merger Transaction, we will cease to be a subsidiary of CBNY and it will be necessary for us to implement substitute arrangements independent from CBNY. We have applied to establish our own account with Euroclear. We intend to terminate the shared services and expense agreement and to establish our own independent relationships with other service providers prior to the Merger Transaction becoming effective. However, we may be unable to implement substitute arrangements on terms that are favorable to us, or at all, which would have a material adverse effect on our business.

                   Risks Relating to the Brokerage Industry

INTENSE COMPETITION FROM EXISTING AND NEW BROKERAGE SERVICES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

   We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we will face will not harm our business. The market for brokerage services is rapidly evolving, intensely competitive and has few barriers to entry. We expect to continue to encounter intense competition in all aspects of our securities business and to compete directly with traditional full service and discount brokerage firms, including those with primarily

Internet-based brokerage operations. We also encounter competition from the broker-dealer affiliates of established full-service financial services firms and we compete with banks, mutual fund sponsors and other organizations, some of which provide brokerage services. We expect competition to continue and intensify in the future.

   Most of our competitors have longer operating histories and many have significantly greater financial, technical, marketing and other resources than we do. In addition, many of our competitors offer a wider range of services and financial products than we plan to offer, and therefore may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Some current and potential competitors also have greater name recognition and larger customer bases that could be cultivated, thereby denying us the opportunity to increase market share. These competitors may conduct more extensive promotional activities and offer better terms and lower prices to customers than we will. Moreover, some competitors have established cooperative relationships among themselves or with third parties to enhance their services and products and to lower costs. Accordingly, it is possible that new competitors or alliances among existing competitors may emerge and significantly reduce any market share that we acquire.

   The current trend toward consolidation in the financial services industry, including the affiliation among banks, securities firms and insurance companies, could further increase competition in all aspects of our business. To the extent our competitors are able to attract and retain customers based on the convenience of "one-stop shopping," our business or ability to grow could be adversely affected.

OUR EXPOSURE TO POTENTIAL SECURITIES LITIGATION COULD ADVERSELY AFFECT OUR BUSINESS.

   Many aspects of the securities brokerage business involve substantial risks of liability in connection with the distribution of securities and claims by dissatisfied customers for fraud, unauthorized trading, churning, mismanagement and breach of fiduciary duty. There has been an increasing incidence of litigation involving the securities brokerage industry, including class action and other suits that generally seek substantial damages, including in some cases punitive damages. From time to time, we may be involved in lawsuits and arbitrations. This type of litigation could have a material adverse effect on our business, financial condition and operating results.

                        Risks Relating to the Offering

SINCE THE PRICE YOU WILL PAY FOR OUR COMMON STOCK IN THIS OFFERING WAS NOT ESTABLISHED IN A COMPETITIVE MARKET, THE SUBSEQUENT MARKET PRICE COULD BE LOWER.

   Prior to this offering, there has been no public market for our common stock. If you exercise your rights in this offering and purchase shares of our common stock, you will pay a price that was not established in a competitive market. The subscription price was determined by our board of directors based on a variety of factors, including the intended use of proceeds of the offering, the amount of proceeds we needed to raise, prevailing market conditions, and an assessment of our management, our prospects and our capital structure. The subscription price may not be indicative of the actual value of our common stock and may bear no relationship to the price at which our common stock will trade after completion of this offering. As a result, you may be unable to sell your stock at or above the price you paid for it.

A LIMITED MARKET FOR OUR COMMON STOCK MAY NEGATIVELY AFFECT THE MARKET PRICE AND LIQUIDITY.

   We believe that after this offering, our common stock will be eligible to be traded in the over-the-counter market on the OTC Bulletin Board or the Pink Sheets. However, we cannot assure you that there will be a market to sell your shares. Because of the small size of this offering and our expectation that after the offering has been completed we will have less than 300 shareholders, it is highly unlikely that an active and liquid trading market for our common stock will develop or continue. The number of active buyers and sellers for our common stock at any particular time may be limited. As a result, you may be unable to sell any of your shares on short notice and you should not view our common stock as a short-term investment. In addition, the sale of a large number of shares at one time would temporarily depress the market price of our common stock. There may also be a wide spread between the bid and ask prices for our common stock. You should consider the possibility that you may not be able to easily sell the common stock.

IF WE DO NOT CONTINUE TO BE SUBJECT TO, OR VOLUNTARILY COMPLY WITH, THE PERIODIC REPORTING AND OTHER OBLIGATIONS OF THE SECURITIES EXCHANGE ACT, YOU WILL BE DENIED ACCESS TO PUBLICLY AVAILABLE INFORMATION ABOUT US AND OTHER INVESTOR PROTECTIONS AND BENEFITS.

   Once we have filed our registration statement in relation to this offering and it has become effective, the Securities Exchange Act of 1934, as amended, requires us to comply with the periodic reporting requirements of the Exchange Act for so long as the shares of our common stock registered in connection with this offering are held of record by more than 300 persons. We may also be subject to Section 12(g) of the Exchange Act which requires the registration of our common stock under the Exchange Act if we have total assets exceeding $10.0 million and our securities are held by more than 500 holders of record. The periodic reporting requirements involve the obligation to file annual and other periodic reports with the SEC so that reliable, detailed and current financial and other information about us is available to the investing public.

   In addition to periodic reporting obligations, the Exchange Act imposes other obligations on companies whose securities are registered under the Exchange Act, including disclosure of important facts in materials used to solicit shareholder votes in annual and special meetings held for the election of directors and the approval of other corporate actions such as "going private" transactions, and disclosure of important facts by any person seeking to acquire more than 5% of a company's securities by direct purchase, tender offer or otherwise. These disclosure obligations enable investors to make informed decisions about critical corporate events.

   However, if there are less than 300 record holders of our common stock at the end of the fiscal year in which the registration statement in relation to which this prospectus is a part becomes effective, our periodic reporting obligations will be suspended. In addition, if at any time we do not have the requisite number of shareholders to require us to comply with Section 12(g) of the Exchange Act, and we do not elect to comply voluntarily with the obligations set forth above, you will not be able to access regular publicly available reports about us and you will not be entitled to the same type of disclosure in relation to critical corporate events as if we were subject to the Exchange Act. In addition, if we do not remain current in periodic report filings, our common stock will cease to be eligible for trading on the OTC Bulletin Board and you will not be able to obtain quotes for your shares in that market.

THERE MUST BE A CURRENT STATE BLUE SKY REGISTRATION FOR YOU TO EXERCISE YOUR RIGHTS AND SELL YOUR SHARES. WE CANNOT GUARANTEE THAT WE WILL BE ABLE TO EFFECT ANY REQUIRED BLUE SKY REGISTRATION OR QUALIFICATION.

   You will have the right to exercise your rights to purchase shares of our common stock only if the shares have been qualified for sale under the laws of the state where you reside, or if the shares fall within an exemption from registration. We will not knowingly sell shares to holders of CBNY common stock in jurisdictions in which such sales are not registered or otherwise qualified for sale or exempt from registration. However, there is a risk that purchasers may buy the shares of our common stock in the after-market or may move to jurisdictions in which the common stock underlying the rights in this offering are not registered, qualified or exempt. We cannot guarantee that we will be able to effect any required blue sky registration or qualification.

WE MAY NOT EFFECTIVELY USE THE UNALLOCATED PROCEEDS OF THE OFFERING TO GROW OUR BUSINESS.

   We intend to use approximately $5.0 million of the net proceeds from the rights offering to purchase all of the shares of our common stock held by CBNY. We have not, however, allocated all of the remainder of the proceeds for specific purposes, and our management retains the right to utilize the balance of the net proceeds as it determines. There can be no assurance that our management will be able to use the proceeds to effectively grow our business or enhance our financial condition, and the failure of our management to apply these funds effectively could have a material adverse effect on our business, results of operations and financial condition. See "Use of Proceeds."

GABRIEL R. SAFDIE WILL OWN MOST OF OUR COMMON STOCK AFTER THIS OFFERING AND WILL HAVE THE ABILITY TO CONTROL US.


   Mr. Gabriel R. Safdie, the chairman of our board of directors and the holder of approximately 62.94% of the outstanding shares of CBNY common stock has agreed to subscribe for all of the shares of common stock underlying his basic subscription rights. Mr. Safdie has also advised us that he intends to exercise his over-subscription right. These transactions taken together will result in Mr. Safdie's ownership of a significant percentage of our outstanding common stock following this offering. In these circumstances, Mr. Safdie would be in a position to control the voting with respect to virtually all matters that affect us. As a result, Mr. Safdie will have significant influence over our activities, as well as on all matters requiring approval of our stockholders, including electing or removing members of our board of directors, and changing our dividend or other policies. In addition, we may enter into transactions with Mr. Safdie or with affiliates of Mr. Safdie for services. Such transactions may not be negotiated on arms' length or standard commercial terms.

YOU WILL NOT RECEIVE A RETURN ON YOUR SUBSCRIPTION PRICE PAYMENT WHILE IT IS HELD IN THE ESCROW ACCOUNT PENDING OUR SATISFACTION OF NASD NET CAPITAL REQUIREMENTS.

   All subscription price payments received by us in this offering will be placed in an escrow account maintained by The Chase Manhattan Bank and will not be released from that account to us until we satisfy the net capital requirements of the NASD Conduct Rules. See "Plan of Distribution -- Escrow Arrangements." Your subscription price payment will not bear interest while it is held in the escrow account. We expect that we will hold the proceeds of this offering for at least 30 days from the commencement of the offering, although we will hold the proceeds for a longer period if we choose to extend
the subscription period beyond the expiration date of        . We do not know
how long it will take to determine whether we satisfy the net capital requirements. If, after the completion of the offering, we fail to satisfy the net capital requirements, the funds will be returned to you without interest.


WE MAY ELECT TO CANCEL THE RIGHTS OFFERING.


   If Mr. Gabriel R. Safdie fails to fulfil his obligations to purchase shares of our common stock in accordance with the mandatory purchase agreement which we have entered into with Mr. Safdie, we may elect to cancel the rights offering. It is provided in the Reorganization Agreement that Mr. Safdie will subscribe for the shares underlying his basic subscription right in full and will purchase all shares of our common stock underlying unexercised subscription rights after the offering has been completed. It is the intention of the parties to the Merger Transaction that Mr. Safdie maintain a majority shareholding in us after the offering is consummated. If Mr. Safdie does not fulfill this obligation, the merger between CBNY and North Fork and this offering may be cancelled. If we cancel the rights offering, we will not have any obligations with respect to the rights except to return, without interest, any payments received in respect of the subscription price.


SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET AFTER THE OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.


   Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price for our common stock. Upon completion of this offering, and the repurchase by us from CBNY of all of the shares of our common stock held by CBNY, we will have 1,060,000 shares of common stock outstanding, of which at least 62.94% is expected to be held by Mr. Gabriel R. Safdie. We have also adopted an employee stock option plan and may issue options under this plan in the future. All of the common stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Shares of our common stock purchased by our affiliates may generally only be sold in compliance with the limitations of Rule 144. See "Shares Eligible for Future Sale." For example, Mr. Safdie, as our "affiliate" will be able to sell these shares in the public market from time to time, subject to the limitations on manner of sale, notice requirements, and availability of current public information about us in Rule 144. If Mr. Safdie were to sell a large number of shares following this offering, the market price of our common stock could decline significantly. Mr. Safdie may also sell his shares during a favorable movement in the market price of our common stock which may have a depressive effect on its price per share.

               DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that address, among other things, our strategy, the anticipated development of our products and services, our development of additional revenue sources, the market acceptance of our services and our technological development. These statements may be found in the sections of this prospectus entitled "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business". Our actual results, performance or achievements could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

   In addition, statements that use the terms "believe", "do not believe", "intend", "expect", "anticipate", "plan", "estimate" or similar phrases are intended to identify forward-looking statements. All forward-looking statements in this prospectus reflect our current views with respect to future events and are based on assumptions that are subject to risks and uncertainties.

                             THE RIGHTS OFFERING

PURPOSE OF THE RIGHTS OFFERING

   We have agreed to make a rights offering to holders of CBNY common stock in connection with the Merger Transaction. This offering represents the initial public offering of our securities, although unlike a traditional public offering, the securities will be offered only to holders of CBNY common stock. The offering constitutes an offering by an NASD member of its own securities and is being conducted in accordance with the applicable provisions of Rule 2720 of the NASD Conduct Rules.

DISTRIBUTION OF RIGHTS


   We will distribute to each holder of CBNY common stock at no cost one non-transferable right to purchase our common stock for every 5 shares of CBNY common stock owned by that holder as of the record date, which is
        , 2001. We will not issue fractional rights and will round down any fractional rights to the next whole number, with such adjustments as necessary to ensure that if all rights are exercised, the gross proceeds to us from the offering will be $10.6 million.


SUBSCRIPTION RIGHTS

   Your rights entitle you to the basic subscription right and the over-subscription right.

   Basic Subscription Rights. Each right includes a basic subscription right entitling you to purchase one share of our common stock for each right held at a subscription price of $10.00 in cash per share of our common stock. You are entitled to subscribe for all or any portion of the shares of our common stock underlying your basic subscription rights.

   Over-subscription Right. If you elect to purchase all of the shares of our common stock which you are entitled to purchase under your basic subscription rights, you will also have an over-subscription right to subscribe for additional shares of our common stock, if any, that are not purchased by other holders of rights under their basic subscription rights as of the expiration date. Although you are not limited in the number of shares you can elect to over-subscribe for, your ability to purchase the number of shares which you wish to purchase in the exercise of your over-subscription right will depend on the availability of such shares. We cannot provide any assurance that sufficient shares will be available to satisfy your request in whole or in part. If, however, the number of shares of our common stock remaining unsold after holders have exercised their basic subscription rights is sufficient to satisfy in full all subscriptions submitted for additional shares, we will allocate the shares according to the subscriptions submitted. Shares of our common stock purchased through your over-subscription right must be purchased at the subscription price.


   Proration of Over-subscription Rights. If the number of shares of our common stock remaining unsold after holders have exercised their basic subscription rights is not sufficient to satisfy in full all subscriptions submitted for additional shares, we will allocate the available shares among all holders who exercise their over-subscription right, based on the number of shares of CBNY common stock they hold as of the record date as a percentage of the aggregate number of shares of common stock of CBNY owned by the holders who participate in the additional subscription on such date. That is, we will determine the total number of shares of CBNY common stock held by all those who subscribe for additional shares and we will then calculate, in relation to the subscribers for additional shares, the proportion of that aggregate number of shares of CBNY common stock held by each of them. Each holder who subscribes for additional shares will be allocated the same proportion of available shares of our common stock as the proportion they hold of the CBNY common stock. For example, if an entity subscribes for additional shares and is determined to hold 3% of the total number of shares of CBNY common stock held by all participants in the additional subscription, that entity will be allocated 3% of the shares of our common stock available for the exercise of over-subscription rights. We will continue this allocation process until all subscriptions are filled or all the shares of our common stock offered in this offering have been sold.

   Mr. Gabriel R. Safdie and Ms. Helene Safdie Levy have advised us that they intend to exercise their respective over-subscription rights to purchase additional shares of our common stock.

   If the amount of shares allocated to a holder in accordance with the allocation method described above exceeds the amount subscribed for by that holder through the exercise of its over-subscription right, we will allocate the excess (one or more times as necessary) among those holders whose subscriptions are not fully satisfied on the same principle, until all available shares of our common stock have been allocated or all exercises of over-subscription rights satisfied. In the case of rights exercised by a nominee for a beneficial owner, the allocation described above will be based upon the number of shares of CBNY common stock held by the beneficial owner as of the record date.


   Full Exercise of Basic Subscription Rights. You may exercise your over-subscription right only if you exercise your basic subscription rights in full by electing to purchase all of the shares of common stock which you are entitled to purchase under your basic subscription rights . To determine if you have fully exercised your basic subscription rights, we will consider only the basic subscription rights held by you in the same capacity. For example, suppose that you were granted rights for shares of our common stock which you own individually and shares of our common stock which you own collectively with your spouse. If you wish to exercise your over-subscription right with respect to the rights you own individually, but not with respect to the rights you own collectively with your spouse, you only need to fully exercise your basic subscription rights with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription rights owned collectively with your spouse to exercise your individual over-subscription right.

   When you complete the portion of your subscription certificate to exercise your over-subscription right, you will be representing and certifying that you have fully exercised your basic subscription rights as to shares of our common stock which you hold in that capacity. You must exercise your over-subscription right at the same time you exercise your basic subscription rights in full.

   If you own shares of our common stock through your bank, broker or other nominee holder who will exercise your subscription right on your behalf, the bank, broker or other nominee holder will be required to certify to us and to the subscription agent the following information:

   o the number of shares of CBNY common stock held on your behalf on the record date;

   o the number of rights exercised under your basic subscription rights;

   o that your basic subscription rights held in the same capacity have been exercised in full; and

   o the number of shares subscribed for under your over-subscription right.

   Your bank, broker or other nominee holder may also disclose to us other information received from you.

NO FRACTIONAL SHARES

   We will not issue fractional shares of our common stock. Any fractional share of our common stock that you would otherwise be entitled to will be rounded down to the next whole share. In the case of a nominee exercising rights for a beneficial owner, we will calculate the number of shares of our common stock received based upon the amount of shares of CBNY common stock held by each beneficial holder individually.

PROCESS FOR THE EXERCISE OF RIGHTS

   You may exercise your basic subscription rights and over-subscription right by delivering the following to the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date at the address provided under the caption "Subscription Agent" below:

   o your properly completed and executed subscription certificate with any required signature guarantees or other supplemental documentation; and

   o your full subscription price payment for each share subscribed for under your subscription rights, including shares subscribed for through the exercise of your over-subscription right.

   The subscription price must be paid in U.S. dollars for the full number of shares of common stock you are subscribing for by either:

   o a bank certified or cashier's check payable to the order of the escrow agent; or


   o wire transfer of immediately available funds, to the subscription account maintained by the escrow agent at The Chase Manhattan Bank, ABA No. 021000021, credit to (Subscriber's name), for further credit to CBNY Investment Services Corp. Rights Offering Account,
          Attention:      .

   The subscription price will be deemed to have been received by the subscription agent only upon (i) receipt by the escrow agent of any bank certified or cashier's check or (ii) receipt of good funds in the subscription account designated above.


   We do not intend to honor any exercise of rights received by the subscription agent after the expiration date.

   The method of delivery of a subscription certificate and payment of the subscription price will be at your election and risk. If you send the certificates and payments by mail, we recommend that you use registered or certified mail, return receipt requested and properly insured, or via an overnight courier service with delivery confirmation. COMPLETED SUBSCRIPTION CERTIFICATES AND PAYMENTS SHOULD BE MAILED OR DELIVERED TO THE SUBSCRIPTION AGENT AND NOT TO US. QUESTIONS SHOULD BE DIRECTED TO THE SUBSCRIPTION AGENT. SEE "SUBSCRIPTION AGENT" BELOW.


   If you acquire shares of our common stock in this offering, certificates representing such shares will be mailed to you as soon as practicable after the receipt and satisfaction of all regulatory approvals and other conditions to the Merger Transaction, other than the consummation of the rights offering. Certificates for shares of our common stock issued upon the exercise of subscription rights will be registered in the name of the holder exercising such rights. The subscription agent will place all proceeds of this offering into an escrow account until such funds are distributed to us or refunded to holders of rights at the completion of this offering. The proceeds will be refunded to subscribing holders of rights if the conditions to the Merger Transaction becoming effective are not met, if the offering is terminated because of Mr. Gabriel Safdie's failure to satisfy his obligations under the mandatory purchase agreement, or if we fail to comply with the net capital requirements in the NASD rules at the completion of the offering. See "Plan of Distribution --Escrow Arrangements." We will not pay any interest to holders on funds delivered to the escrow agent in connection with the exercise of subscription rights. We will issue and sell the shares of our common stock subscribed for in this offering as soon as practicable after all pro rata allocations and adjustments have been completed and after the receipt and satisfaction of all regulatory approvals and other conditions to the Merger Transaction, other than the consummation of the rights offering.


   If you exercised your over-subscription right and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned by mail without interest or deduction as soon as practicable after the receipt and satisfaction of all regulatory approvals and other conditions to the Merger Transaction, other than the consummation of the rights offering.

   Holders who hold shares of CBNY common stock for the account of others, such as brokers, trustees or depositories for securities, should provide a copy of this prospectus to the respective beneficial owners of such shares as soon as possible, ascertain such beneficial owners' intentions and obtain instructions with respect to the rights. If the beneficial owner so instructs, the record holder of such rights should complete the subscription certificate and submit it to the subscription agent with proper payment. A nominee may request any subscription certificate held by it to be split into such smaller denominations as it wishes, provided that the subscription certificate is received by the subscription agent, properly endorsed, no later than the expiration date.

SIGNATURE GUARANTEE MAY BE REQUIRED

   Your signature on each subscription certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange or a member of the NASD, or from a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

   o Your subscription certificate provides that shares are to be delivered to you as record holder of those rights; or

   o      You are an eligible institution.

INSTRUCTIONS FOR COMPLETING YOUR SUBSCRIPTION CERTIFICATE

   You should read and follow the instructions accompanying the subscription certificates carefully.

   If you want to exercise your rights, you should send your subscription certificate(s) with your subscription price payment to the subscription agent. DO NOT SEND YOUR SUBSCRIPTION CERTIFICATE(S) AND SUBSCRIPTION PRICE PAYMENT TO US.

SUBSCRIPTION AGENT

   Sandler O'Neill Shareholder Services, a division of Sandler O'Neill & Partners, L.P., will act as our subscription agent to accept exercises of subscription rights for this offering. All communications to the subscription agent, including the delivery of subscription certificates and payment of the subscription price, should be addressed as follows:

                     Sandler O'Neill Shareholder Services
                     c/o Sandler O'Neill & Partners, L.P.
                      2 World Trade Center, 104th Floor
                              New York, NY 10048

   Your delivery to an address other than the address set forth above will not constitute valid delivery. Delivery by facsimile will not constitute valid delivery.


   The subscription agent will place all payments received into an escrow account until such funds are distributed to us or refunded to holders of rights at the completion of termination of this offering. See "Plan of Distribution --Escrow Arrangements."


   Any questions or requests for assistance concerning the method of subscribing for shares of our common stock or for additional copies of this prospectus or the Instructions as to Use of the Subscription Certificates can be directed to the subscription agent at the address specified above or at
telephone number             .

   We will pay the subscription agent fees and expenses of up to $25,000 and have also agreed to indemnify the subscription agent against certain liabilities which it may incur in connection with this offering.


   Sandler O'Neill Shareholder Services is a division of Sandler O'Neill & Partners, L.P., a registered broker/dealer. Sandler O'Neill & Partners, L.P. has not been retained to provide, and has not provided, any financial advisory services to us in connection with this offering and is not acting as an underwriter with respect to this offering. Neither Sandler O'Neill Shareholder Services nor Sandler O'Neill & Partners, L.P. makes any recommendation to you or any other person as to whether you should exercise your rights to purchase common stock.


EXPIRATION OF THE RIGHTS OFFERING


   You may exercise your subscription rights at any time before 5:00 p.m.,
New York City time, on        , 2001, the expiration date for this offering.
We may, in our sole discretion, extend the time for exercising your rights, although the expiration date cannot currently be extended beyond

October 31, 2001, which is the date specified under the Reorganization Agreement as the latest date upon which the Merger Transaction can occur. If you do not exercise your rights before the expiration date, your unexercised rights will be null and void. We may extend the expiration date by giving oral or written notice to the subscription agent on or before the scheduled expiration date and making a public announcement thereof. We will not be obligated to honor your exercise of rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.


CALCULATION OF RIGHTS EXERCISED

   If you do not indicate the number of rights being exercised, or do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription rights with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription right to purchase the maximum number of shares with your overpayment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the receipt and satisfaction of all regulatory approvals and other conditions to the Merger Transaction, other than the consummation of the rights offering.

NOTICE TO BENEFICIAL HOLDERS

   If you are a broker, a trustee or a depositary for securities who held
shares of CBNY common stock for the account of others on       , 2001, the
record date for this offering, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificates and submit them to the subscription agent with the proper payment. If you hold shares of CBNY common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of CBNY common stock on the record date for this offering, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" which we will provide to you with your offering materials.

BENEFICIAL OWNERS

   If you are a beneficial owner of shares of CBNY common stock or will receive your rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other offering materials. If you wish to obtain a separate subscription certificate, you should contact the nominee as soon as possible and request that a separate subscription certificate be issued to you.

AMENDMENTS AND WAIVERS; TERMINATION

   We reserve the right to amend the terms and conditions of this offering, whether the amended terms are more or less favorable to you.

   We will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with other procedural matters) in our sole discretion, and our determination shall be final and binding. The acceptance of subscription certificates and the subscription price also will be determined by us. Alternative, conditional or contingent subscriptions will not be accepted. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription certificate.

   We reserve the right, in our sole discretion, at any time prior to delivery of the shares of our common stock offered hereby, to terminate the rights offering by giving oral or written notice thereof to the subscription agent and making a public announcement thereof. If this offering is terminated, we will promptly arrange for the refund, without interest, of all funds received from holders of rights. Our acceptance of subscriptions to purchase shares of our common stock is contingent on the Merger Transaction becoming effective. Shares of our common stock will not be delivered prior to the receipt and satisfaction of all regulatory approvals and other conditions to the Merger Transaction, other than the consummation of the rights offering.

NO REVOCATION

   Once you have exercised your subscription rights, you may not revoke the exercise.

NO TRANSFER OF RIGHTS

   All rights received by you in this offering are non-transferable and may only be exercised by a subscribing holder for his or her own account, provided that such rights may be transferred by operation of law in the case of the death, dissolution, liquidation, or bankruptcy of the holder, or in accordance with an order of an appropriate court.

OTHER MATTERS

   We are not making this offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from holders of rights who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of this offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions, you will not be eligible to participate in this offering.

   We will not be required to issue shares of our common stock in this offering to any holder of CBNY common stock who would be prohibited by any state or federal regulatory authority from owning such shares. We will make any such shares available to satisfy the exercise of over-subscription rights.

   Our board of directors makes no recommendation to holders of CBNY common stock regarding their decision whether to exercise their subscription rights.

FOREIGN AND OTHER STOCKHOLDERS OF CBNY

   The subscription agent will mail subscription certificates to you if you are a stockholder whose address is outside the United States or if you have an APO or an FPO address. To exercise your rights, you must notify the
subscription agent on or prior to 5:00 p.m., New York City time, on       ,
2001 and take all other steps which are necessary to exercise your rights, on or prior to the date on which this offering expires. If the procedures set forth in the preceding sentence are not followed prior to the expiration date, your rights will expire.

EXERCISE OF RIGHTS BY MR. GABRIEL R. SAFDIE AND MS. HELENE SAFDIE LEVY


   Mr. Gabriel R. Safdie and Ms. Helene Safdie Levy, the holders of approximately 62.94% and 5.48% respectively, of the outstanding shares of CBNY common stock, have agreed to subscribe for all of the shares of our common stock underlying their basic subscription rights. Mr. Safdie and Ms. Safdie Levy have also advised us that they intend to exercise their respective over-subscription rights to subscribe for additional shares. As a result, Mr. Safdie and Ms. Safdie Levy are expected to acquire at least 62.94% and 5.48%, respectively, of our common stock through this offering.


MANDATORY PURCHASE AGREEMENT


   Mr. Safdie has agreed, in accordance with the mandatory purchase agreement, that if shares of our common stock offered in this offering remain unsold after the exercise by holders of their basic subscription rights and over-subscription rights, he will, following the expiration of the rights offering, purchase from us all the shares of our common stock underlying unexercised subscription rights. Mr. Safdie has also agreed under the mandatory purchase agreement to subscribe for all shares of common stock underlying his basic subscription right and to subscribe for additional shares through the exercise of his over-subscription right. Mr. Safdie's obligations under the agreement are, however, subject to the conditions that this offering has been commenced in connection with an effective registration statement filed with the SEC, that the effectiveness of the registration statement has not been suspended by stop order and no proceedings for the issuance of a stop order have been initiated by the SEC and that the Merger Transaction has become effective. We are obligated under the agreement to notify Mr. Safdie promptly following the expiration of this offering of the total number of shares to be purchased by him under his obligations and the amount payable for such shares.


FAILURE BY THE MANDATORY PURCHASER TO MEET HIS OBLIGATIONS


   If Mr. Safdie fails to meet his obligations under the mandatory purchase agreement as described in the preceding paragraph, the rights offering may be cancelled. It is provided in the Reorganization Agreement that Mr. Safdie will subscribe for the shares underlying his basic subscription right in full and will purchase all shares of our common stock underlying unexercised subscription rights after the offering has been completed. It is the intention of the parties to the Merger Transaction that Mr. Safdie maintain a majority shareholding in us after the offering is consummated. If the terms of the Reorganization Agreement are not satisfied, the Merger Transaction and this offering may be cancelled. If the rights offering is cancelled, the escrow agent will promptly return to all persons who elected to exercise subscription rights, without interest, any payment received in respect of the subscription price and no shares of our common stock will be distributed.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The following is a summary of material U.S. federal income tax consequences of the rights offering to holders of CBNY common stock who hold their subscription rights and CBNY common stock as capital assets. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to change at any time (possibly with retroactive effect). This summary is not a complete description of all the U.S. federal income tax consequences of the rights offering and, in particular, may not address U.S. federal income tax considerations applicable to holders of CBNY common stock who are subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired CBNY common stock in connection with the exercise of an employee stock option or right or otherwise as compensation, and holders who hold CBNY common stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the rights offering under applicable foreign, state or local laws. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE FEDERAL INCOME AND OTHER TAX CONSEQUENCES OF THE RIGHTS OFFERING TO YOU, INCLUDING THE EFFECTS OF STATE, LOCAL AND FOREIGN TAX LAWS.

   A holder of CBNY common stock on the record date of the rights offering who exchanges its CBNY common stock in the Merger Transaction will receive cash and subscription rights. In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, the receipt of cash and subscription rights by a holder of CBNY common stock will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction for state, local and foreign income tax purposes.

   Although the matter is not free from doubt, CBNY intends to treat the distribution of subscription rights to a holder of CBNY common stock and the receipt of cash by a holder of CBNY common stock in connection with the Merger Transaction as a single, integrated transaction in which the holder of CBNY common stock receives the subscription rights and cash in exchange for its CBNY common stock. In such case, the holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the fair market value of the subscription rights received (determined on the date of distribution) and the amount of cash received pursuant to the Merger Transaction and (ii) the holder's adjusted tax basis in its shares of CBNY common stock exchanged therefor. A holder of CBNY common stock who disposes of such stock after the record date of the rights offering will receive only subscription rights. Consistent with the intended position discussed above, the subscription rights should be treated as having been received in exchange for a portion of a holder's CBNY common stock. In each of these cases, any gain or loss will be long-term capital gain or loss, provided that the holder's holding period for its CBNY common stock is greater than one year at the time of the relevant exchange. The deductibility of capital losses, if any, realized on the disposition of CBNY common stock may be subject to certain limitations.

   A holder's tax basis in its subscription rights should equal the fair market value of such subscription rights on the date of distribution. A holder that exercises its subscription rights should not recognize income, gain or loss for U.S. federal income tax purposes as a result of such exercise. A holder's tax basis in our common stock acquired upon exercise of its subscription rights should equal the holder's tax basis in its exercised subscription rights plus the subscription price paid for such stock. The holding period for the common stock acquired upon exercise of subscription rights should begin on the date the rights are exercised. If a holder's subscription rights expire unexercised, the holder should have a capital loss equal to its tax basis, if any, in its unexercised subscription rights. The deductibility of capital losses realized on the expiration of unexercised subscription rights may be subject to certain limitations.

   No assurances can be given that the Internal Revenue Service will not assert, or that a court will not sustain, positions different than those described above, including with respect to the amount, timing and character of the income attributable to the receipt or exercise of subscription rights by a holder of CBNY common stock. For example, the Internal Revenue Service could assert that a holder of CBNY common stock is treated as receiving only the cash consideration in exchange for its CBNY common stock, and that the receipt of subscription rights should be treated as ordinary dividend income to the holder in an amount equal to the fair market value of the subscription rights on the date of distribution (to the extent of CBNY's earnings and profits).

                               USE OF PROCEEDS

   Assuming full exercise of the rights, we anticipate that the cash proceeds from the sale of the shares of our common stock offered in the rights offering, before payment of offering fees and expenses, will be approximately $10.6 million.


   We expect that the proceeds of this offering will be used as follows:

o approximately $5.0 million of such proceeds will be used to repurchase the shares of our common stock owned by CBNY;

o the balance of the proceeds, together with our existing cash resources, will be used to fund:

    o approximately $2.0 million of capital improvements, including leasehold improvements, furniture and equipment, and computers and related systems; and

    o approximately $8.0 million of operating expenses, including approximately $5.0 million of salaries and benefits, $1.5 million of occupancy costs, $25,000 on a marketing campaign to attract customers from our target market, and the balance on vendor contracts and other general corporate expenses.

   The preceding allocations are only an estimate and the amounts that we actually expend will depend upon several factors, including our available cash resources, the success of our marketing campaign and the growth of our customer base.


                               DIVIDEND POLICY

   We have not declared or paid any cash dividends on our common stock since our inception and do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business.

                     DETERMINATION OF SUBSCRIPTION PRICE

   Our common stock is currently not listed or traded on any national exchange. We believe that, after the rights offering, our common stock will be eligible to be traded in the over-the-counter market on the OTC Bulletin Board maintained by the NASD or the Pink Sheets maintained by Pink Sheets LLC.

   Our board of directors determined the subscription price of our common stock in the rights offering based on various factors, including the intended use of proceeds of the offering, the amount of proceeds we needed to raise, prevailing market conditions, an assessment of our management, our prospects, our capital structure and other factors as were deemed relevant. The board of directors did not obtain an independent valuation in determining the subscription price. The subscription price does not indicate that our common stock has a value of that amount or could be resold at that price. Our board of directors' determination does not constitute a recommendation to holders of CBNY common stock as to the advisability of exercising rights to purchase our common stock in this offering.

                                CAPITALIZATION


   The following table sets forth our capitalization, as of June 30, 2001:


   o      on an actual basis; and

   o on an as adjusted basis to give effect to the sale of 1,060,000 shares of common stock in this offering and the receipt and application of the net proceeds from this offering of approximately $10.6 million, before deducting estimated offering expenses, and assuming a payment of $5,026,099 to CBNY to repurchase the shares of our common stock held by CBNY.

   In April 2001, CBNY contributed capital in the amount of $4.0 million to us, which is in addition to the $1.0 million in capital it has already contributed since our inception.


                                                                    JUNE 30, 2001
                                                             ---------------------------
                                                                ACTUAL      AS ADJUSTED
                                                             ------------ -------------
Stockholders' equity:
  Common stock, $1 par value, 5,000,000 shares
   authorized, 10 shares issued and outstanding actual,
   1,060,000 shares as adjusted ............................  $       10    $        10
  Additional paid-in capital ...............................   5,799,005     11,372,906
  Deficit accumulated during the development stage .........    (772,916)      (772,916)
                                                             ------------ -------------
  Total stockholders' equity ...............................   5,026,099     10,600,000
                                                             ------------ -------------
   Total capitalization ....................................  $5,026,099    $10,600,000
                                                             ============ =============

                           SELECTED FINANCIAL DATA


   The following selected financial data should be read in conjunction with our financial statements and accompanying notes appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from April 14, 2000 (date of incorporation) to December 31, 2000, and the balance sheet data as of December 31, 2000, are derived from, and are qualified by reference to, our financial statements and related notes which have been audited by Deloitte & Touche LLP and are included in the prospectus. The summary historical financial data for the six months ended June 30, 2001 has been derived from our unaudited financial statements. Historical results are not necessarily indicative of the results to be expected in the future.



                                                                  APRIL 14, 2000 (DATE      SIX MONTHS
                                                                  OF INCORPORATION) TO        ENDED
                                                                      DECEMBER 31,           JUNE 30,
                                                                ------------------------ ---------------
                                                                          2000                 2001
                                                                ------------------------ ---------------
STATEMENT OF OPERATIONS DATA:
Income:
 Interest income on commercial paper ..........................        $    3,275           $   31,689
 Other income .................................................                --               11,500
Expenses:
 Salaries and benefits ........................................                --           $  446,500
 Start-up costs ...............................................                --              439,420
 Occupancy costs ..............................................                --               28,285
 Other ........................................................                --               89,403
                                                                ------------------------ ---------------
 Income (loss) before income tax expense/(benefit).............             3,275             (960,419)
 Income tax expense/(benefit) .................................                --             (184,228)
                                                                ------------------------ ---------------
 Net income (loss).............................................        $    3,275           $ (776,191)
                                                                ------------------------ ---------------
 Basic and diluted net income (loss) per common share  ........        $      328           $  (77,619)
                                                                ------------------------ ---------------
 Weighted average shares outstanding used in computing basic
  and diluted net income (loss) per common share ..............                10                   10
                                                                ------------------------ ---------------

                                                                   AS OF DECEMBER 31,     AS OF JUNE 30,
                                                                ------------------------ ---------------
                                                                          2000                 2001
                                                                ------------------------ ---------------
BALANCE SHEET DATA:
Cash and cash equivalents .....................................        $1,002,412           $5,046,581
Fixed assets...................................................                --              279,951
Accrued interest receivable and other assets ..................               863                7,080
                                                                ------------------------ ---------------
 Total assets .................................................        $1,003,275           $5,333,612
                                                                ------------------------ ---------------
 Total liabilities ............................................                --              307,513
                                                                ------------------------ ---------------
Total liabilities and stockholder's equity ....................        $1,003,275           $5,333,612
                                                                ======================== ===============

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                            RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with "Selected Financial Data" and our financial statements and the related notes included elsewhere in this prospectus. This discussion includes forward-looking statements that reflect our current views with respect to future events and financial performance and that involve risks and uncertainties. Our actual results, performance or achievements could differ materially from those anticipated in the forward-looking statements as a result of certain factors including the risks discussed in "Risk Factors" and elsewhere in this prospectus.

ANALYSIS OF FINANCIAL CONDITION


   We were incorporated on April 14, 2000. We received approval from the NASD to operate as a broker-dealer on January 8, 2001 and commenced commercial operations on April 24, 2001. We have only generated minimal revenues to date from business operations. We earned aggregate net income of $3,275 during the period from April 14, 2000 (date of incorporation) to December 31, 2000 solely from interest earned on investments. This income was comprised of interest income earned on the investment of our capital in short term commercial paper. In the six months ended June 30, 2001, we earned aggregate income of $43,189, incurred expenses of $1,003,608, and recognized a tax benefit of $184,228, resulting in an aggregate net loss for the period of $776,191.

   We have primarily financed the establishment of our business to date from capital contributions of approximately $5.0 million from our sole shareholder, CBNY, including a capital contribution of $4.0 million made to us by CBNY in April 2001.


   We expect to generate revenues primarily from brokerage commissions derived from acting as agent in securities transactions, including in listed and unlisted equities, corporate debt, mutual funds, government securities, municipal securities and unit investment trusts.

   We also expect to generate significant revenue from:

   o acting as principal in riskless principal transactions in foreign and domestic debt securities;

   o      holdings fees on customers' assets maintained in custody by us;

   o      income derived from transacting as agent in equity securities; and

   o      interest income earned on investing our capital.

   Through our practice as an investment adviser, we also expect to generate revenue from the charging of management fees on customers' discretionary portfolios.

PLAN OF OPERATION

   Management's immediate plan is to focus its efforts on establishing our operations, primarily through undertaking a marketing campaign to bring brand name recognition to our company and to attract customers from our target market.


   We intend to undertake a marketing campaign through the end of 2001 to attract customers from our target market which will involve distribution of brochures and literature and face-to-face meetings with potential clients. We estimate that the implementation of this campaign will cost approximately $25,000.


   We currently anticipate that the net proceeds of this offering, assuming all rights are exercised, together with our existing cash balances, will satisfy our cash requirements through at least October 2002. We will use a portion of the proceeds of the rights offering to repurchase all of the shares of our common stock held by CBNY for an aggregate purchase price equal to the amount by which the book value of our assets exceeds the book value of our liabilities, in each case as of the day immediately preceding the consummation of the rights offering. We expect that the purchase price will be approximately $5.0 million. Other expenditures we expect to incur through to October 2002 include capital improvements in the amount of approximately $2.0 million, including leasehold improvements, furniture and equipment, and computers and related systems. We also expect to incur operating expenses of approximately $8.0 million over the same period, including approximately $5.0 million of salaries and benefits, $1.5 million of occupancy costs, and $25,000 on a marketing campaign to attract customers from our target, with the balance on vendor contracts and other general corporate expenses.


   We may need to raise additional funds in the future in order to fund the growth and expansion of our business. We cannot be certain that any required additional financing will be available at all or on terms favorable to us.


   We currently have no employees of our own. However, when we cease to be a subsidiary of CBNY, we anticipate that we will have approximately 40 employees. We intend to hire these employees primarily from the staff of CBNY's International Private Banking, Trust, Trading and Trust Operations departments, with a smaller number of employees to be hired from the Accounting and Technology departments of CBNY.

LIQUIDITY AND CAPITAL RESOURCES

   As of June 30, 2001, we had cash and cash equivalents and securities inventories of $5,046,581.


   We have applied for a line of credit from Euroclear to facilitate settlement of our international securities transactions and those of our customers.


   Applicable laws and regulations require us to maintain minimum levels of capital. In particular, we are subject to the net capital rules of the NASD and the SEC. Therefore, we are subject to restrictions on the use of capital and related liquidity. Our net capital as of June 30, 2001 was $4,746,148, which is $4,496,148 in excess of our net capital requirements. We will continually review our overall capital and funding needs to ensure that we meet our regulatory requirements and can appropriately support the anticipated capital needs of our business.

   Once we have applied the proceeds from the offering, we anticipate that we may raise additional capital by issuance of additional common or preferred stock, borrow funds or issue subordinated debt in private or public offerings.


RECENT ACCOUNTING PRONOUNCEMENTS


   In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. We adopted SFAS No. 133 effective January 1, 2001. The adoption of SFAS No. 133 did not have a significant impact on our financial position or results of our operations because we do not have derivative activity.

   In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaces SFAS No. 125. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. We adopted the provisions of SFAS No. 140 in the fourth quarter of 2000 for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral, and adopted SFAS No. 140 during the second quarter of 2001 for transfers and servicing of financial assets and extinguishments of liabilities. We do not expect SFAS No. 140 to have a material effect on our net results of operations, financial position or cash flows.

   On June 29, 2001, the FASB voted to approve two new statements which were issued in July 2001: SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 will require business combinations entered into after June 30, 2001 to be accounted for using the purchase method of accounting. Specifically identifiable intangible assets acquired, other than goodwill, will be amortized over their estimated useful economic life. SFAS No. 142 will require that goodwill will not be amortized, but should be tested for impairment at least annually. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. We do not expect the adoption of these statements to have a material effect on our financial position or results of operations.

                                   BUSINESS

OVERVIEW

   We were incorporated in April 2000 and received approval from the NASD in January 2001 to operate as a broker-dealer. On April 24, 2001, we commenced operations of our brokerage business as a provider of traditional brokerage services in equities, corporate debt, mutual funds, government securities, municipal securities and unit investment trusts. We transact agency and riskless principal transactions in these securities for both domestic and international customers.

   Our revenues will initially be derived primarily from brokerage commissions charged and from the provision of related brokerage services. While our core business will be brokerage services, we intend to expand our product offerings later in 2001 and 2002 to provide our customers with a greater range of options to satisfy their financial objectives. We also offer cash management services and anticipate that we will, in the future, introduce on-line portfolio tracking and account information, on-line access to research and market data, options trading, margin lending and investment advisory services.


   We plan on marketing our services to the existing international private banking client base of CBNY to grow our customer base. Our targeted customers include non-U.S. residents who are international private banking clients of CBNY, as well as other domestic and international persons. Given the experience of our management and our registered representatives, being those of our personnel appropriately registered with, and regulated by, the NASD to enable them to provide brokerage services, with servicing customers from the Latin American region and in Latin American securities markets generally, we will focus our initial marketing efforts towards customers from this region.


TARGETED CUSTOMERS

   We intend to continue to market our services and bring brand name recognition to our company by a marketing campaign directed at our targeted customer base. We intend to service both high net worth individuals and mid-sized institutions, such as money managers, mutual funds and pension funds. Our target customers include non-U.S. residents who are international private banking clients of CBNY, as well as other domestic and international persons. CBNY currently has relationships with approximately 3,600 international clients. During 2001, we will be almost exclusively soliciting international clients, particularly the international private banking clients of CBNY. A large proportion of these potential international customers reside in Latin America and we are targeting our initial marketing efforts at this group.


   Under the Reorganization Agreement, until the Merger Transaction is effective, we are entitled to solicit all customers, including loan customers, deposit customers and advisory, custodial or investment management customers, whose accounts are maintained by CBNY or any of its subsidiaries in accordance with historical practice as part of the International Private Banking Division of CBNY, but we will not be permitted to solicit any other customers of CBNY until after the Merger Transaction is effective. We anticipate that, given our relationships with other entities controlled by Mr. Gabriel R. Safdie and members of his immediate family, specifically Multi Commercial Bank and Banco Cidade and their respective subsidiaries, we may in the future provide brokerage services to such entities and solicit referrals from such entities for our brokerage services. We will commence solicitation of domestic clients in 2002 when we have a broader range of products and service offerings available.


   We believe we can attract these targeted customers by building on the reputation for excellent customer service of the Safdie family businesses worldwide, by providing brokerage services in which our staff has considerable experience and knowledge, and by maintaining a high level of personalized customer service. Our executive officers and many of the personnel we anticipate recruiting have, in the course of their employment at CBNY and in other organizations, developed experience and expertise in servicing customers from the Latin American region and in Latin American securities markets generally.

SERVICES AND PRODUCTS

   Our existing services and product offerings are described below:

   General Financial Brokerage Services. We provide traditional brokerage services to both international and domestic customers. Our brokerage services include the ability to transact business in the following types of securities and markets:

   o      equities;

   o      US Treasury bills, notes and bonds;

   o      US Agency bonds and discount notes;

   o corporate bonds issued in the United States and overseas denominated in both US dollars and foreign currencies;

   o      government bonds issued in US dollars and foreign currencies;

   o      domestic and Euro commercial paper;

   o      certificates of deposit issued by banks;

   o      unit investment trusts; and

   o      mutual funds.

   We charge our customers an account maintenance fee based on the average monthly balance of each customer's brokerage account, subject to a minimum annual fee of $400. We charge commissions on executed trades based on a sliding scale determined by the value of the securities transaction executed. Ancillary services are charged according to a schedule of servicing fees and other charges.

   We have contracted with Broadcort for the provision of trade clearance and trade execution services in relation to domestic equity securities and for trade clearance services in relation to domestic fixed income securities. Broadcort will hold in custody, on an omnibus basis on our behalf, our customers' securities, collect the interest and dividends on securities due to our customers, and make the appropriate credits to the omnibus account. The omnibus nature of the account refers to the fact that all our customer securities that are held in custody at Broadcort are held in a single account. We will maintain records of our customers' positions in relation to the omnibus account and will issue our customers with regular, concise and easy to read account statements.

   In relation to international securities, we are self-clearing through Euroclear by means of a sub-account which we have established under the current clearing agreement between CBNY and Euroclear. Under this arrangement, Euroclear settles transactions in accordance with instructions received from us and holds securities for us in an omnibus account for our customers. We have applied to Euroclear to establish our own clearing account and have applied for a line of credit from Euroclear to facilitate settlement of our international securities transactions and those of our customers.

   Foreign Currency Services. In response to the globalization of securities markets, we will provide our customers with foreign currency services. These services will include offering our customers the capability to buy and sell foreign currencies on a spot and forward basis. These services will allow our customers to trade in securities denominated in foreign currencies and provide them with the capability to enter speculative and hedging transactions in foreign currencies, thus increasing their financial flexibility. We intend to license from an appropriate vendor a software system to manage foreign currency transactions.

   Sweep Accounts and Cash Management Services. We offer sweep accounts to the Dreyfus family of money market mutual funds for both our international and domestic clients. On a daily basis, funds provided to us by a customer to enable us to settle securities transactions on its behalf or for investment purposes are swept from the customer's cash account to buy shares in one of two money market mutual funds offered by Dreyfus. We maintain records of our customer positions and balances with respect to the money market mutual funds offered by Dreyfus and this customer information is not disclosed to Dreyfus.

   Our customers currently have the option of investing funds in their asset management account in one of two money market mutual funds managed by Dreyfus. We plan on expanding the range of investment options in the future to include other money market mutual funds. We intend to offer our customers various cash management options in connection with these accounts. In particular, we offer checking and debit card privileges in conjunction with the asset management accounts. Our customers have the option to access free check writing and/or a Gold MasterCard debit card drawn against money market funds of the customer held by Dreyfus. The checking account privileges and debit cards are offered through Boston Safe Deposit and Trust Company.

   Highly Personalized Customer Service. We consider a high degree of personalized service to be critical to our success. Each of our registered representatives will be highly skilled and appropriately licensed and many of them will be multi-lingual. Each customer has access to a designated registered representative who is familiar with that customer's portfolio, investment objectives, characteristics and transaction history and other factors that enable the registered representative to deliver a high quality of personal service. The registered representatives are accessible by telephone or personally during business hours and, in the event that a customer's designated registered representative is unavailable, back-up service is provided by the principal supervising the registered representative or by another qualified employee. Our representatives will be able to take orders for securities transactions and provide securities quotes, account and portfolio information and information about our various product and service offerings.

   Our long term strategy is to offer a full array of brokerage products and related services to provide our customers with a wide range of options to help them achieve their financial objectives. We currently intend to expand our product and services offerings in the future to include the following:

   Portfolio Tracking and Account Information. By the third quarter of 2001, we intend to enable our customers to review their account portfolio information through the Internet. Once our Web site is operational, we anticipate that through the use of technology licensed from third parties, we will be able to offer our customers on-line access through our Web site to a listing of their portfolio assets, account history and account balance information, including cash and money fund balances, net market value, dividends received, interest earned, deposits and withdrawals. We anticipate that account portfolio information will be updated regularly throughout the day.

   Margin Lending. By the fourth quarter of 2001, we intend to offer margin lending services to our customers which will enable them to purchase securities on margin.

   Options. By the fourth quarter of 2001, we intend to offer our customers the ability to open and maintain accounts for the purpose of executing options transactions.

   On-Line Research, Market Data and Financial Information. By late 2002, we intend to make research and analysis from independent research organizations and other market data, news and financial information available to our customers. Once our Web site is operational, this research and other information will be accessible by means of a password-protected hyperlink from our Web site. Content such as news, quotes, charts and fundamental data helps provide investors with the information necessary to make investment decisions. We believe that these information services will fulfill our customers' information needs and increase transaction volume. To facilitate our provision of this service offering, we intend to enter into an agreement with various information providers which will provide us with access to appropriate research, analysis and other news and financial information.

   Investment Advisory, Discretionary Management and Other Products and Services. In addition to the products and services discussed above, we have also applied, or intend to apply, for certain regulatory approvals to further enable us to expand our product and service offerings and to provide us with increased flexibility to meet the financial needs of our customers. We have received approval from the SEC to become a registered investment adviser, and various members of our management and several of our registered representatives have, or are in the process of procuring, the licenses required to allow us to offer investment advisory and discretionary management services.

   As an investment adviser, we intend to enter into an agreement with Fidelity Investments under which Fidelity Investments will execute and clear transactions, in accordance with investment instructions provided by our personnel, from a series of mutual fund portfolios we intend to establish with Fidelity Investments on an omnibus basis. The omnibus nature of the funds refers to the fact that all of our customers' investments in the funds are held in the funds in our name. Although we will keep our own records of individual customer positions in respect of the funds, this information will not be disclosed to Fidelity. We anticipate offering our customers the option of selecting from a range of asset allocation strategies which reflect a variety of risk profiles. Once customers have been matched to an asset allocation strategy suitable to their needs and investment characteristics, their funds will be invested in the mutual funds maintained by Fidelity Investments in accordance with the risk profile of the particular strategy. Each customer will have a sub-account with Fidelity Investments which will be comprised of shares in the funds included in that customer's asset allocation strategy, although each of the sub-accounts will be in our name and we will not disclose details of our customers to Fidelity Investments. Our personnel will monitor the allocations of investments in the mutual funds of the particular allocation strategies on a daily basis. If our personnel decide, based on varying market conditions, to change the allocations of a particular strategy, Fidelity Investments will buy or sell shares of the relevant funds for each relevant sub-account holder as instructed by our personnel.

   We also anticipate that we will apply to the NASD for dealer status which will allow us to maintain inventories of securities for resale to our customers and other broker-dealers.

CLEARING ARRANGEMENTS

   We use Broadcort for clearance and settlement on an omnibus basis of most of our domestic securities transactions and we self-clear all foreign securities transactions through Euroclear.

 Domestic Securities Business

   We directly execute our own and our clients' domestic fixed income securities. Broadcort provides us with trade clearance and trade execution services in relation to domestic equity securities and trade clearance services in relation to domestic fixed income securities, based on instructions provided by us. Broadcort clears our customer orders on an undisclosed basis through an omnibus securities clearing account, maintains custody of the securities of our customers on our behalf, and provides trade confirmations to us. The omnibus nature of the account refers to the fact that all our customer securities that are held in custody at Broadcort are held in a single account. In compensation for its services, we pay Broadcort fees for maintenance of the omnibus account and for clearing and executing transactions in the account, including a minimum aggregate fee per annum for gross execution and clearance charges. We have agreed to indemnify and hold Broadcort harmless from certain liabilities or claims. Our agreement with Broadcort will remain in effect until terminated by either party upon 90 days written notice or immediately upon breach of any representation, warranty, duty, responsibility or obligation of the other party. We depend on the operational capacity and the ability of Broadcort for the orderly processing of transactions.

   Our agreement with Broadcort is non-exclusive. We are also permitted under the agreement to place for execution orders for our customers' accounts with firms other than Broadcort to the extent that we determine that such action is necessary to meet our duty to obtain best execution for customer orders. However, we have agreed that, with respect to any such orders, we will report executions promptly to Broadcort for clearance in accordance with Broadcort procedures.

   We maintain records of each of our customer's positions in relation to the transactions effected in respect of the omnibus account maintained by Broadcort. Sungard's proprietary applications software system, known as the Phase 3 system, is used both to handle the sub-accounting for each customer's account and to maintain our books and records.

   We have general responsibility for the conduct of our customers' accounts, including obtaining all papers required for the opening and operation of such accounts, determining the suitability of all transactions therein, establishing the authenticity of all orders, obtaining necessary account documentation, and furnishing all required confirmations and statements of account.

 International Securities Business

   In relation to our international securities business, we self clear transactions through Euroclear with which the Phase 3 system has an established interface. The self-clearing operations for international securities has been in place at CBNY since 1994, and we have established a sub-account under the CBNY account to enable us to utilize the same process. We have applied to establish our own clearing account with Euroclear. Euroclear settles transactions on our behalf in accordance with instructions given by us and holds securities for our customers in omnibus accounts, which are accounts in our name comprised of the individual accounts of our customers. We maintain sub-accounting records using the Phase 3 system to track each customer's positions in relation to the transactions effected in respect of our omnibus account. Information about our customers and their individual positions will not be disclosed to Euroclear.

 Settlement of Transactions

   Trades executed for our customers by Broadcort or by any other means consistent with our best execution obligation are settled either at Broadcort, Euroclear or Dreyfus. Customer funds are debited from their account and sent to the settlement location to fund purchases. Funds received from any settlement location on sales are credited to the customer's account. We maintain records of each of our customer's positions in relation to the transactions effected in respect of the omnibus accounts at each of Broadcort, Euroclear, and Dreyfus, and information about specific customers and their transactions are not disclosed to these entities.

 Insurance

   We are a member of Securities Investor Protection Corporation, or SIPC, which provides, in the event of the liquidation of a broker-dealer, protection for customers' accounts up to $500,000, subject to a limitation of $100,000 for claims for cash balances. We also intend to apply for additional coverage from a private insurer so as to be able to offer our customers protection in excess of the standard SIPC coverage. In addition, in relation to our omnibus account held by Broadcort, Broadcort has purchased the $500,000 standard SIPC protection and also has additional coverage from an independent insurance company for securities and cash held in client accounts for their full net equity value in excess of the SIPC limits. Because this insurance applies to our omnibus account with Broadcort on an aggregate basis, it does not extend directly to the individual accounts of our customers. Nevertheless, this insurance covers all securities and cash of our customers held in our omnibus account at Broadcort.

SWEEP ACCOUNTS AND CASH MANAGEMENT SERVICES

   We have entered into agreements with Dreyfus and Boston Safe Deposit and Trust Company to facilitate our provision of sweep accounts and related cash management services.

 Sweep accounts

   Cash balances of those of our customers who choose to have sweep accounts are swept daily to one of two money market mutual funds offered by Dreyfus. We entered into a service agreement with Dreyfus Service Corporation on May 21, 2001, under which we are able to buy shares in various money market mutual funds managed, advised or administered by Dreyfus on behalf of our customers to facilitate the sweep accounts. We have contracted in the agreement to service our customers in their capacity as shareholders of the funds and to administer their accounts in such funds.

   The agreement is for a term of one year, although it automatically renews for successive annual periods. Specific approval of the renewal of the term may be required by the relevant board of directors of certain funds to which the agreement applies. For any fund as to which such board approval is required, the agreement is terminable without penalty at any time by a majority of the directors of such fund who are not "interested persons" and have no direct or indirect financial interest in the agreement or upon at least 60 days' written notice by vote of a majority of the fund's shareholders. As to all funds, the agreement is terminable without penalty upon 15 days' notice by either party. Dreyfus is also entitled to terminate the agreement as to any fund immediately if the present investment adviser of such fund ceases to serve the fund in such capacity or if Dreyfus ceases to act as distributor in respect of such fund. The agreement may be terminated by us upon notice if we fail to perform the shareholder servicing and administrative functions contemplated by it and also terminates automatically upon its assignment. We are paid fees applicable to each relevant fund for the provision of our services.

 Cash Management Services

   We entered into an asset management account services agreement with Boston Safe Deposit and Trust Company on May 15, 2001, under which it has agreed to make available to our customers on a fee basis specified banking services offered in association with the sweep accounts we make available to our customers, including check writing services, electronic funds transfer, and debit card issuance. The agreement has an initial term of three years and may be terminated by either party on at least 60 days written notice. Either party may also terminate the agreement by notice immediately with cause or if a force majeure event has continued for more than 30 days. We agree to indemnify Boston Safe Deposit and Trust Company under the agreement against any and all liability it may incur if we make a false representation or breach a warranty, fail to perform our obligations under the agreement or applicable law, or as a result of its performance to us in good faith and without negligence.

STATEMENTS AND CONFIRMATIONS

   Statements and confirmations of customer trades will be printed and mailed to our customers by United Information Systems based on files provided to it by Dreyfus, Boston Safe Deposit and Trust Company and the Phase 3 system.

TECHNOLOGY

   Through our relationships with Broadcort and Sungard, we have assembled a variety of technologies to enable us to provide an integrated range of services to our customers.

 Phase 3 System

   Under an agreement between us, CBNY and Sungard, we are provided with on-line processing services and report services by Sungard which are available through the Phase 3 system. Phase 3 is an online data processing system for securities transactions. Once a trade has been executed for a customer, our personnel enter the details of the trade into the Phase 3 system via terminals at our office. Our access over the Internet to our omnibus account at Broadcort enables us to enter trades and to track information regarding our omnibus account. We also have access to the interface between the Phase 3 system and Broadcort. Through this link, customer trades and positions in the Phase 3 system are automatically matched to Broadcort's records and we receive daily transaction and position reports which note any inconsistencies.

   We also have access to the interface between the Phase 3 system and Euroclear through the sub-account which we have established under the existing account maintained by CBNY with Euroclear. We expect that our access to this interface will continue once we establish our own account with Euroclear prior to the Merger Transaction becoming effective. Through this link, we receive daily transaction and position files from Euroclear which are automatically matched to records of customer transactions which have been entered by our personnel into the Phase 3 system.

   We license the Phase 3 system from Sungard under a Remote Processing Agreement between us, CBNY and Sungard. Our agreement expires on December 6, 2005 and it will be subsequently renewed automatically for successive one-year terms, unless terminated earlier. The agreement may be terminated by either party effective as of December 6, 2005 or at the end of any one-year renewal term by at least 90 days advance written notice. The agreement may also be terminated by Sungard in the event of specified breaches by us such as failure to pay, breach of confidentiality, ownership and restrictive covenants and other obligations and specified insolvency events, and by us in certain circumstances. Under the agreement, Sungard provides us with online processing, report services, implementation support, training and ongoing support services. Sungard charges us monthly fees, including a minimum monthly fee, based upon a transaction cost per trade which is reduced as monthly trade volume is increased. We are also required to pay additional special service fees to Sungard for consulting, custom modification programing and specialized support services. In addition, we reimburse Sungard for reasonable out-of-pocket expenses.

   Sungard makes a backup copy of our data files in its possession at the end of each business day and at the end of each month and such files are stored at an off-site location for specified periods.

 BrokerWare System

   We entered into a contract with Sungard EMS for the provision of access through the Internet to its BrokerWare system. Under the agreement, Sungard EMS has agreed to provide us with on-line processing, report services and related services available through the use of its proprietary applications software system which is interfaced with the Sungard Phase 3 system utilized by us. In addition to initial implementation fees, we pay Sungard EMS monthly fees for their services, including a minimum monthly fee, and additional fees for specified support services such as conversion, consulting services and custom modification programming. In addition, we have agreed to reimburse Sungard EMS for reasonable out-of-pocket expenses. The term of the agreement is to be coterminous with the Remote Processing Agreement entered into by us with Sungard and is terminable in similar circumstances to that agreement.

   Once we have completed its installation, the BrokerWare system will enable us to offer our customers access to their account balances, portfolio listings and transaction histories through the Internet. In addition, we anticipate that in later 2002 we may utilize the BrokerWare system to provide our customers with online access to quotes as well as a variety of research, market data, news and financial information to assist them in achieving their financial objectives.

MARKETING

   We have not undertaken any substantial marketing efforts to date. However, we have begun to market our services and increase recognition of our company name through meetings with our targeted customers. As part of our marketing strategy, we request referrals from our customers as we believe that this is an effective and proven method of penetrating our targeted customer base. We plan to undertake print advertising, including in brochures, and to develop a quarterly program of targeted mailings to existing and potential customers so as to increase awareness of our company and the range of products and services which we offer. Once our Web site is operational, we also plan to use it to provide detailed information about our products and services.

   Our goals in relation to our marketing program are to increase recognition of our company and awareness of our expanding range of products and services, to attract customers and to increase the retention and value of existing customers.

LEGAL AND COMPLIANCE

   We maintain a comprehensive compliance program, which monitors and implements policies to ensure our adherence to securities laws, regulations and rules, and rules imposed by the self-regulatory organizations, and other similar rules and regulations to which we are subject. All of our personnel are required to comply with and maintain familiarity with our compliance manual, which we will regularly update as we introduce new products and services to our range of offerings.

COMPETITION

   The market for brokerage services is rapidly evolving and intensely competitive, and we expect competition to continue to intensify in the future. We expect that we will continue to encounter intense competition in all aspects of our securities business and to compete directly with traditional full service and discount brokerage firms, including those with primarily Internet-based brokerage operations. We also encounter competition from the broker-dealer affiliates of established full service financial firms, such as Salomon Smith Barney and Credit Suisse First Boston, among others. In addition, other sources of competition, such as banks, mutual funds and insurance companies have entered our market.

   We believe that the principal competitive factors affecting competition in the securities industry are the quality and abilities of professional personnel; the quality, depth and breadth of services and content; and the relative prices of services and products offered. While we do not expect to provide the lowest commissions available, we expect to compete on the basis of a high level of personalized customer service.

   Most of our competitors have longer operating histories and many have significantly greater financial, technical, marketing and other resources than we do and may gain market share to our detriment. In addition, some of our competitors offer a wider range of services and financial products than we do, and therefore may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. It is also possible that new competitors or alliances among existing competitors may emerge and acquire significant market share.

   The general financial success of companies within the securities industry, and in particular the online securities industry, over the past several years has strengthened existing competitors. Our management believes that this success will continue to attract new competitors to the industry. The Financial Services Modernization Act of 1999, which permits affiliation among banks, securities firms and insurance companies, will also likely affect the competitive environment in which we conduct business, and the current trend toward consolidation in the financial services industry could further increase competition in all aspects of our business. While it is not possible to predict the type and extent of competitive services that other financial institutions ultimately may offer or whether administrative or legislative barriers will be repealed or modified, firms such as ours may be adversely affected by competition or legislation. In addition, competition among financial services firms exists for experienced technical and other personnel.

   We consider that our primary competitive advantages lie in our strong commitment to customer service in the tradition of Safdie family businesses worldwide and the considerable experience of our personnel in relation to servicing the type of clients who comprise our targeted customers. In particular, we will have several personnel who have been employed by CBNY and who have experience and expertise in relation to customers from the Latin American region and in the Latin American financial markets generally.

GOVERNMENT REGULATION; NET CAPITAL REQUIREMENTS

 Securities Industry

   The securities industry in the United States is subject to extensive regulation under both federal and state laws. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not protecting creditors and shareholders of broker-dealers. The SEC is the federal agency responsible for the administration of the federal securities laws. We are registered with the SEC and are a member of the NASD. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, or SROs, such as the NASD, which has been declared by the SEC as our designated SRO. These SROs adopt rules, subject to approval by the SEC, that govern the industry and conduct periodic examinations of our operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. We are registered as a broker-dealer in Connecticut, Florida, New Jersey and New York.

   Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record-keeping and the conduct of directors, officers and employees. Broker-dealers are required, directly or indirectly, to comply with many complex laws and rules, including rules relating to possession and control of customer funds and securities, margin lending and execution and settlement of transactions. Our ability to comply with all applicable laws and rules is dependent in large part upon the maintenance of a compliance system reasonably designed to ensure compliance.

   We will rely on agents, principally Broadcort, to execute and settle securities transactions on our behalf in relation to our domestic securities business, and Euroclear, to settle transactions on our behalf in relation to our international securities business. Each of Broadcort and Euroclear will maintain omnibus accounts comprised of the assets of our customers. We will maintain the records of each customer's balances in relation to such omnibus accounts, solicit orders from customers and offer investment alternatives to our customers.

   We plan to initiate a marketing campaign designed to bring brand name recognition to our company. Our marketing activities are principally subject to regulation by the NASD, but are also subject to federal securities laws and the rules and regulations of the SEC.

   In addition to servicing our domestic clients, we intend to conduct business with customers from other countries. In order to do so, we may need to comply with certain laws or other regulatory requirements of such countries. The need to comply with the varying regulatory requirements of other jurisdictions may impose significant compliance costs on us and could subject us to increased regulatory scrutiny, either or both of which may have a material adverse effect on our business.

   The regulatory environment in which we operate is subject to change. Because the use of the Internet to provide online investing services is relatively new, regulatory standards in this area in particular are evolving. Moreover, additional legislation, changes in rules promulgated by the SEC, the NASD, other SROs, the Board of Governors of the Federal Reserve System, foreign jurisdictions whose laws apply to our operations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect our mode of operation and profitability. We cannot predict what effect any such changes might have on our business.

   The SEC, the NASD or other SROs and state securities commissions may conduct administrative proceedings, which can result in censure, fine, the issuance of cease-and-desist orders, the suspension or expulsion of a broker-dealer or any of its officers or employees, or other remedial measures. In addition, the SEC can file lawsuits in federal district court, which can result in fines, injunctions and other remedial measures.

   We maintain standard SIPC protection for customers' accounts of up to $500,000, subject to a limitation of $100,000 for claims for cash balances. We also intend to apply for additional coverage from a private insurer so as to be able to offer our customers protection in excess of the standard SIPC coverage. In addition, in relation to our omnibus account held by Broadcort, Broadcort has purchased the $500,000 standard SIPC protection and also has additional coverage from an independent insurance company for securities and cash held in client accounts for their full net equity value in excess of the SIPC limits. Because this insurance applies to our omnibus account with Broadcort on an aggregate basis, it does not extend directly to the individual accounts of our customers. Nevertheless, this insurance covers all securities and cash of our customers held in our omnibus account at Broadcort.

 Net Capital Requirements

   As a registered broker-dealer and a member of the NASD, we are subject to the SEC's Net Capital Rule. The Net Capital Rule, which specifies minimum net capital requirements for registered broker-dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form.

   Net capital is essentially defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and certain discretionary liabilities, less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively certain other assets. Among these deductions are adjustments (called "haircuts") which reflect the possibility of a decline in the market value of an asset prior to its disposition.

   We have elected to compute net capital under the "Aggregate Indebtedness Standard." Under the Aggregate Indebtedness Standard, our aggregate indebtedness, as defined in the Net Capital Rule, may not exceed 800% of our net capital, as defined in the Net Capital Rule, for 12 months after commencing business as a broker-dealer, and 1,500% of our net capital thereafter.

   Failure to maintain the required net capital may subject a firm to a censure, fine, suspension or revocation of registration by the SEC, and/or a censure, fine, suspension or expulsion by the NASD, as well as sanctions by other regulatory bodies, and ultimately could require a firm's liquidation. The Net Capital Rule prohibits payments of dividends, redemption of stock, the prepayment of subordinated indebtedness, and the making of any unsecured advance or loan to a shareholder, employee or affiliate, if aggregate debit items rise beyond 5% of net capital.

   The Net Capital Rule also provides that the SEC may restrict, for up to 20 business days, any withdrawal of equity capital, or unsecured loans or advances to shareholders, employees or affiliates ("capital withdrawal") if such capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker-dealer. In addition, the Net Capital Rule provides that the total outstanding principal amount of a broker-dealer's indebtedness under certain subordination agreements, the proceeds of which are included in its net capital, may not exceed 70% of the sum of the outstanding principal amount of all subordinated indebtedness included in net capital, par or stated value of capital stock, paid in capital in excess of par, retained earnings and other capital accounts for a period in excess of 90 days.


   A change in the Net Capital Rule, the imposition of new rules or any unusually large charge against net capital could limit those of our operations that require the intensive use of capital. A significant operating loss or any unusually large charge against capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business, financial condition and operating results. As of June 30, 2001, we were required to maintain minimum net capital of $250,000, and had total net capital of approximately $4,746,148.


EMPLOYEES


   We currently have no employees of our own. When we cease to be a subsidiary of CBNY, we intend to have approximately 40 employees, including 6 general securities principals, 1 financial operations principals, 13 registered representatives and 18 employees performing various accounting, operations, and technical support functions. We will initially staff our business with employees of CBNY, many of whom have experience in the securities markets from the investment, operations or accounting perspective. We plan to hire additional experienced personnel with relevant brokerage experience, as required.


   In order to become registered representatives, our employees will be required to take examinations administered by the NASD and state authorities in order to be qualified to transact business, and we will require them to enter into agreements with us obligating them, among other things, to adhere to industry rules and regulations, our supervisory procedures and not to solicit customers in the event of termination of employment. Most of the employees of CBNY whom we intend to hire as registered representatives initially are already qualified registered representatives.

PROPERTIES

   Our corporate head office is currently located at 320 Park Avenue, New York, New York, in premises leased by CBNY from Mutual of America Life Insurance Company. We anticipate that, prior to us ceasing to be a subsidiary of CBNY, we will enter into a lease with Mutual of America for an area comprising approximately 14,000 square feet of these premises for a term of 10 years for an annual lease payment of approximately $1.0 million.

LEGAL PROCEEDINGS

   We are not currently party to any litigation that we believe could have a material adverse effect on our business, financial condition or operating results.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


   The names of our directors and executive officers and their respective ages and positions as at July 31, 2001 are as follows:



 NAME                   AGE                               POSITION
---------------------  ----- -----------------------------------------------------------------
Gabriel R. Safdie        40  Chairman of the Board of Directors
Guiora Esrubilsky        53  Director
Jose A. Paulucci         54  Director, President and Chief Executive Officer
Donald J. Linton         58  First Vice President, Financial Operations Principal and Treasurer
Patricia Cappeto         48  First Vice President, Director of Compliance and Legal Counsel
Carl M. Schutt           54  First Vice President and Director of Operations
Julius J. Vorchheimer    42  First Vice President and Director of Trading
Robert Wotczak           35  First Vice President and Director of Sales and Marketing


   Mr. Paulucci and Mr. Esrubilsky have served continuously as directors since our inception in April 2000. Mr. Safdie has served as a director since May 2001. Each director will hold office until the next annual meeting of our stockholders or until his successor has been elected and qualified or until his resignation or removal, if earlier. None of the directors listed above serves as a director in accordance with any arrangement or understanding between him and any other person(s).

   The following are brief biographies of our directors and executive officers:

GABRIEL R. SAFDIE. Mr. Safdie has served as our chairman of the board of directors since May 2001. Mr. Safdie was a Vice President of CBNY from its inception in 1988 to December 1999, has been the chairman of the board of directors of CBNY since its inception in 1988 and has been a consultant to CBNY since January 2000. Mr. Safdie has served as Vice Chairman of the board of directors of Multi Commercial Bank of Geneva, Switzerland since February 1993 and as a Vice President of Key Financial Corporation, a New York corporation, since 1988. Prior to 1988, he held a number of positions in Banco Cidade in Brazil. Mr. Safdie holds a B.A. from Pontifica Universidade Catolica in Sao Paulo, Brazil and an M.B.A. from Babson College.

GUIORA ESRUBILSKY. Mr. Esrubilsky has served as a member of our board of directors since our inception in April 2000. Mr. Esrubilsky has served as Executive Vice President, and prior to that as Senior Vice President, in charge of International Private Banking at CBNY since May 1998 From 1988 to September 1998, Mr. Esrubilsky was General Adviser of the Board of Directors of Banco Cidade, in Sao Paulo, Brazil. He has also previously held various positions with Bank Leumi Le-Israel B.M. in Brazil, Uruguay and Israel and has served as the adviser and senior manager of various companies in Buenos Aires, Argentina. Mr. Esrubilsky holds a degree as a Public Accountant from the School of Economics of the University of Buenos Aires, Argentina.

JOSE A. PAULUCCI. Mr. Paulucci has served as a member of our board of directors since our inception in April 2000 and will serve as our President and Chief Executive Officer. Mr. Paulucci has served as Senior Executive Vice President and Chief Operations Officer of CBNY since January 1997, and as Executive Vice President and Chief Operations Officer of CBNY from January
1993 to December 1996. Prior to his employment at CBNY, Mr. Paulucci worked with the Banco Cidade Group, Sao Paulo, Brazil, serving as General Director of several companies within the group from 1990 to 1992 and as Administrative Director (COO and CFO) from 1984 to 1989. Mr. Paulucci also served as a Director of the Bank Association of the State of Sao Paulo from 1987 to 1992. He has also served as Administrative Director (COO and CFO) for Banco Geral do Comerico, Sao Paulo, Brazil. At the Sao Paulo Stock Exchange, Mr. Paulucci served for 5 years in various positions, including as General Superintendent
(CEO) from 1979 to 1980. Mr. Paulucci holds a degree in Mechanical
Engineering from Instituto Techol|fogico da Aerona|futica, Sao Jose dos Campos, Brazil, and a Postgraduate degree in Business Administration from Fundacao Get|fulio Vargas, Sao Paulo, Brazil.

DONALD J. LINTON. Mr. Linton will be our Financial Operations Principal and Treasurer. Mr. Linton has served as Chief Accounting Officer of CBNY since March 1993. He has also served as First Vice President and Comptroller of CBNY since June 1996 and from March 1993 to June 1996 as Vice President and Comptroller of CBNY. Prior to his employment with CBNY, Mr. Linton served as Vice President and Chief Accounting Officer of First New York Bank for Business from 1988 to 1993 and has held a number of other management positions in accounting and strategic planning with other banks. Prior to 1988, Mr. Linton was also a director of the N.Y. Savings Banks Auditors & Comptrollers Forum. Mr. Linton holds a B.A. from MacMurray College in Jacksonville, Illinois and a graduate degree in banking from the Graduate School of Savings Banking at Brown University.


PATRICIA A. CAPPETO. Ms. Cappeto will be our Director of Compliance and Legal Counsel. Ms. Cappeto has served as First Vice President of CBNY since she joined CBNY in September 2000, and has participated in its development and planning. From 1995 to September 2000, Ms. Cappeto served as Vice President in the New York office of Citibank Private Bank, initially as a Senior Compliance Officer for the U.S. and Latin America Citibank Private Bank and then as a Principal for the Citibank Private Bank's broker-dealer division. Prior to that, Ms. Cappeto held the position of Vice President and Chief Compliance Officer with The Dreyfus Corporation for five years where she was responsible for the development of the compliance program and the creation of an automated tracking system to prevent insider trading. Ms. Cappeto also served in several capacities with the NASD from 1984 to 1990. Ms. Cappeto holds a Juris Doctor degree from New York Law School and a B.B.A. in Finance from Baruch College of the City University of New York. Ms. Cappeto is admitted to the State Bars of New York and Connecticut.

CARL M. SCHUTT. Mr. Schutt will be our Director of Operations Mr. Schutt has served as Vice President and the Manager of the Trust Operations Division of CBNY since May 1999. From January 1998 to May 1999, Mr. Schutt worked as a consultant to CIGNA Insurance Corp. in relation to the formation of their Trust Department. From June 1987 to January 1998, Mr. Schutt served as Vice President and Manager of Custody Operations of Bessemer Trust Company. From 1974 to 1987, he held various management positions with First Union Bank, Newark, New Jersey, primarily in the Trust Operations Division and the Institutional Securities Services Division. Mr. Schutt holds a B.A. from Randolph-Macon College, Ashland, Virginia and has attended and graduated from the Pennsylvania and New York State Trust and Estate Administration Schools.

JULIUS J. VORCHHEIMER. Mr. Vorchheimer will be our Director of Trading. Since March 1988, Mr. Vorchheimer has served as the head of the Trading Room of CBNY. Mr. Vorchheimer has been a member of the Asset/Liability Committee of CBNY since 1995 and has served as its secretary since 1998. Mr. Vorchheimer is also responsible for managing the investment portfolio of CBNY. Prior to joining CBNY, Mr. Vorchheimer was with Bank Leumi Le-Israel B.M., where he was involved in their trading operations for seven years. Mr. Vorchheimer holds a B.S. in Economics from The City College of New York.

ROBERT WOTCZAK. Mr. Wotczak will be our Director of Sales and Marketing. Mr. Wotczak has served as First Vice President and head of the Trust Department of CBNY since he joined CBNY in July 1998. From September 1989 to July 1998, Mr. Wotczak worked for Quick and Reilly Brokerage, including serving for over four years as a registered representative and, for almost five years, as branch manager of its midtown office. Mr. Wotczak holds a B.A. from Baruch College of the City University of New York and achieved the designation of Chartered Mutual Fund Counselor from the Institute of Wealth Management.

AUDIT COMITTEE

   Within twelve months of this offering we intend to establish an audit committee composed of members of our board of directors, including a public director to be elected from the general public. In accordance with Rule 2720 of the NASD Conduct Rules, the public director shall not beneficially own five percent or more of our outstanding voting securities and shall not be engaged in the investment banking or securities business or be an officer or employee of CBNY Investment Services Corp., or be a member of the immediate family of an employee occupying a managerial position with a member of the NASD or its parent. The functions of the audit committee shall include reviewing the scope of the audit, reviewing with the independent auditors our corporate accounting practices and policies and the auditor's final report and reviewing with internal and independent auditors the overall accounting and financial controls of the company.

COMPENSATION OF DIRECTORS

   To date, no compensation has been paid to our directors for services provided in such capacity.

EXECUTIVE COMPENSATION

   All of our executive officers are currently executive officers of CBNY. Prior to the rights offering, CBNY paid all compensation of such officers. Following the consummation of the rights offering and in connection with the Merger Transaction, the executive officers will cease to be employed by CBNY and will be employed by us.

STOCK OPTION PLAN

   In May 2001, our board of directors adopted, and CBNY, as our sole stockholder, approved the CBNY Investment Services Corp. Stock Option Plan.

   General. Options can be granted under the plan in respect of a total of 500,000 shares of our common stock, subject generally to equitable adjustment upon the occurrence of any stock or non-cash dividend, split-up, spin-off, combination or exchange of shares or recapitalization or change in capitalization of CBNY Investment Services Corp.

   Administration. The plan is administered by our board of directors or by a committee designated by the board. The administrator may, subject to the provisions of the plan, determine the persons to whom awards will be granted, the number of shares to be made subject to awards, the exercise price and other terms and conditions of the awards, and interpret the plan and prescribe, amend and rescind rules and regulations relating to the plan.

   Eligibility. Awards may be granted under the plan to our key employees, including the named executive officers, as selected by the administrator.

   Terms and Conditions of Options. Stock options may be either "incentive stock options," as that term is defined in Section 422 of the Internal Revenue Code, as amended, or non-qualified stock options. The exercise price of a stock option granted under the plan is determined by the administrator at the time the option is granted, but the exercise price may not be less than the fair market value per share of our common stock on the date of grant. Stock options are exercisable at the times and upon the conditions that the administrator may determine, as reflected in the applicable option agreement. The exercise period may not extend beyond ten years from the date of grant. The administrator generally has the authority, in its discretion, to accelerate the time at which an option vests or is exercisable as it deems appropriate, for instance, upon a change in control of the company.

   Options may be exercised in whole or in part. The option exercise price must be paid in full at the time of exercise, and is payable by either cash or cash equivalents or such other methods as may be approved by the administrator.

   Effect of Liquidations, Mergers, Sales and Consolidations. Unless otherwise determined by the administrator, a liquidation or dissolution of CBNY Investment Services Corp., or a merger, sale or consolidation in which we are not the surviving or resulting corporation, shall cause all options, to the extent not previously exercised, to terminate as of the effective date of such event or transaction, unless a new option is substituted for the option or unless the resulting or surviving corporation, in its absolute discretion, shall assume the option.

   Limitation on 10% Shareholders. If a key employee, at the time an incentive stock option is granted, owns more than 10% of the total combined voting power of all classes of our stock, the price per share for our common stock which may be acquired pursuant to such option shall equal 110% of the fair market value of the common stock at the time the incentive stock option is granted. No such option may be exercisable more than 5 years after the date it is granted.

   Aggregate Limitation. In no event shall incentive stock options be granted which provide that the aggregate fair market value (determined as of the time of grant) of our common stock with respect to which incentive stock options are exercisable for the first time by a key employee during any calender year exceed $100,000.

   Termination of Employment. Options that are exercisable as of the date of a participant's termination of employment with us may be exercised after such date for the period set forth in the option agreement or as otherwise determined by the administrator. In the event of the death of a participant, the administrator, in its discretion, may provide that all unexercised options at the time of death may be exercised by the participant's estate, beneficiaries, or personal representative, as applicable.

   Amendment and Termination of Plan. The board of directors may amend or terminate the plan at any time, except that the approval of a majority of stockholders will be required in specific circumstances, including increasing the number of shares as to which options may be granted, changing the number of shares which may be granted to an optionee in connection with an option and decreasing the option price of an option. The plan will terminate not later than May 8, 2011. However, awards granted before the termination of the plan may extend beyond that date in accordance with their terms.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

OWNERSHIP BY CBNY


   We are currently a wholly-owned subsidiary of CBNY and our operations have been financed by capital contributions made by CBNY of $5.0 million, including a contribution of $4.0 million made in April 2001. In February 2001, we entered into a shared services and expense agreement with CBNY. Under the agreement, CBNY provides us with office space at CBNY main office and branch locations and will provide us with CBNY employees to serve as our registered representatives, for an annual fee of $120,000 payable in twelve monthly installments. The term of the agreement is for one year and it is terminable by either party upon six months prior written notice. We commenced making payments under the agreement in May 2001. We intend to terminate the shared services and expense agreement immediately prior to the Merger Transaction becoming effective.

   After the successful completion of the rights offering, CBNY will hold 10 shares of our common stock. In connection with the Merger Transaction, we will repurchase from CBNY all of their interest in the capital stock of CBNY Investment Services Corp. at book value for cash consideration equal to the amount by which the book value of our assets exceeds the book value of our liabilities, in each case as of the day immediately preceding the consummation of the rights offering. As of June 30, 2001, the book value of our assets exceeded the book value of our liabilities by the amount of $5,026,099. We estimate that at the time of the completion of the rights offering our assets and our liabilities will have increased by similar amounts, resulting in a repurchase amount of approximately $5.0 million.


   After the Merger Transaction is completed, North Fork will own all of the outstanding shares of CBNY and we do not expect to have any continuing relationship with North Fork or CBNY.

MANDATORY PURCHASE AGREEMENT

   Under the mandatory purchase agreement between us and Mr. Gabriel R. Safdie, Mr. Safdie has agreed to subscribe for all shares of common stock underlying his basic subscription right and to subscribe for additional shares through the exercise of his over-subscription right. He has also agreed that, after the expiration of the rights offering and subject to certain conditions, he will purchase from us any shares of our common stock offered in this offering which are not subscribed for by holders pursuant to the exercise of their basic subscription rights and over-subscription rights. See "The Rights Offering -- Mandatory Purchase Agreement."

OTHER RELATIONSHIPS

   Mr. Gabriel R. Safdie, together with other members of his family, beneficially owns 100% of the shares of Multi Commercial Bank, or Multi, a Swiss bank headquartered in Geneva, Switzerland. Mr. Safdie is a director of Multi.

   Banco Cidade is a Brazilian bank with headquarters in Sao Paulo, Brazil. Mr. Edmundo Safdie, father of Mr. Gabriel R. Safdie, beneficially owns, together with members of his family, a majority share interest in Banco Cidade.

   We may, from time to time, engage in transactions with Multi and Banco Cidade and their respective subsidiaries.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                           DIRECTORS AND MANAGEMENT


   Prior to this rights offering, the only shares of our capital stock outstanding were the 10 shares of common stock held by CBNY. The following table sets forth (i) the beneficial ownership of shares of CBNY common stock as of July 31, 2001, based on information provided to us on or prior to July 31, 2001, and (ii) the estimated beneficial ownership of our common stock immediately following the completion of the rights offering, based on beneficial ownership of CBNY common stock on July 31, 2001, by: (1) each director of CBNY Investment Services Corp.; (2) the named executive officers of CBNY Investment Services Corp.; (3) all directors and executive officers of CBNY Investment Services Corp. as a group; and (4) each anticipated beneficial owner of more than 5% of our outstanding common stock immediately following completion of the rights offering.


   The estimated number of shares beneficially owned and the percentage of ownership each assume (1) the sale of 1,060,000 shares of our common stock in the rights offering; (2) that all holders of rights elect to exercise in full their basic subscription rights to purchase shares of our common stock, including Mr. Gabriel R. Safdie and Ms. Helene Safdie Levy; and (3) that no over-subscription rights are exercised. In addition, certain numbers in the first column of the table below reflect shares of CBNY held subject to presently exercisable options to acquire common stock of CBNY, although such options do not entitle their holder to have rights distributed to them in this offering. These options are to be purchased for cash by North Fork in connection with the Merger Transaction.


                                                                  ESTIMATED SHARES OF OUR
                                       SHARES OF CBNY COMMON              COMMON
                                    STOCK BENEFICIALLY OWNED AS  STOCK BENEFICIALLY OWNED
                                         OF MAY 4, 2001(1)           AFTER OFFERING(1)
                                   ----------------------------- -------------------------
                                       NUMBER     PERCENTAGE (2)   NUMBER   PERCENTAGE (3)
                                   ------------- --------------  --------- --------------
BENEFICIAL OWNERS OF CBNY:
Gabriel R. Safdie (4)*............  3,336,085         62.94%      667,270       62.94%
Helene Safdie Levy (5)*...........    290,473          5.48%       58,088        5.48%
Carlson Capital, L.P. and Carlson
 Offshore Advisers, L.P...........    348,000  (6)     6.57%       69,642        6.57%
Jacob Berman......................    279,450  (7)     5.02%        3,180         **

DIRECTORS AND EXECUTIVE OFFICERS
 OF CBNY INVESTMENT SERVICES
 CORP.:
Gabriel R. Safdie (4).............  3,336,085         62.94%      667,270       62.94%
Jose A. Paulucci (9)..............     15,525  (8)      **           --            --
Guiora Esrubilsky (9).............         --           --           --            --
Donald J. Linton (9) .............        525 (10)      **           --            --
Patricia Cappeto (9)..............         --           --           --            --
Carl M. Schutt (9)................         --           --           --            --
Julius Vorchheimer (9) ...........        630 (11)      **           --            --
Robert Wotczak (9)................         --           --           --            --
Directors and Executive Officers
 as a group.......................  3,352,765         63.25%      667,270       62.94%



------------
*         Mr. Gabriel R. Safdie and Ms. Helene Safdie Levy are brother and sister.
**        Less than one per cent (1%).
(1) "Beneficial Ownership" means the sole or shared power to direct the voting or investment of a security, including securities subject to options, warrants or other common stock equivalents which are exercisable within sixty (60) days.
(2) The percentages are calculated on the basis of 5,300,328 shares of CBNY common stock outstanding, plus, (i) with respect to Jacob Berman only, 262,500 shares subject to presently exercisable options held by Mr. Berman under CBNY's stock option plan, (ii) with respect to Jose Paulucci only, 15,525 shares subject to presently exercisable options held by Mr. Paulucci under CBNY's stock option plan, (iii) with respect to Don Linton only, 525 shares subject to presently exercisable options held by Mr. Linton under CBNY's stock option plan, and (iv) with respect to Julius Vorchheimer only, 630 shares subject to presently exercisable options held by Mr. Vorchheimer under CBNY's stock option plan. The shares of CBNY common stock owned by each person or by all directors and executive officers as a group, and the shares included in the total number of shares of CBNY common stock outstanding used to determine the percentage of shares of common stock of CBNY owned by each person and such group, have been adjusted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 to reflect the ownership of shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days. As provided in such Rule, such shares issuable to any holder are deemed outstanding for the purpose of calculating such holder's beneficial ownership but not any other holder's beneficial ownership.
(3) The percentages are calculated on the basis of 1,060,000 shares of common stock outstanding after the rights offering.
(4) Mr. Safdie's address is c/o Multi Commercial Bank, 1, rue de la Tour-de-I'lle, Place Bel Air, Case Postale 5415, CH-1211, Geneva 11, Switzerland.
(5)       Ms. Safdie Levy's address is 95 Worth Street, New York, NY 10013.
(6) Carlson Capital, L.P. and Carlson Offshore Advisers, L.P. have shared voting and dispositive power with respect to 348,000 shares of CBNY common stock. The share information is based upon a statement on Schedule 13D filed jointly by Carlson Capital, L.P. and Carlson Offshore Advisers, L.P., on April 3, 2001 with the FDIC. The business address of each of these entities is 2100 McKinney Avenue, Suite 1600, Dallas, Texas 75201.
(7) Includes 262,500 shares subject to presently exercisable options held by Mr. Berman under CBNY's stock plan. Mr. Berman's address is c/o Commercial Bank of New York, 320 Park Avenue, New York, NY 10022.
(8) Represents 15,525 shares subject to presently exercisable options held by Mr. Paulucci under CBNY's stock option plan.
(9) The address of each director and executive officer is c/o CBNY Investment Services Corp., 320 Park Avenue, New York, NY 10022.
(10) Represents 525 shares subject to presently exercisable options held by Mr. Linton under CBNY's stock option plan.
(11) Represents 630 shares subject to presently exercisable options held by Mr. Vorchheimer under CBNY's stock option plan.

                         DESCRIPTION OF COMMON STOCK

   The following description of our common stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions thereof set forth in our Amended and Restated Certificate of Incorporation, or Certificate, and our By-Laws, copies of which we have filed as exhibits to our registration statement.

GENERAL


   We are authorized to issue up to 5 million shares of common stock, par value $1.00 per share and 5 million shares of preferred stock, par value $1.00 per share. As of the completion of the offering, and the repurchase by us of the 10 shares of our common stock owned by CBNY, there will be 1,060,000 shares of common stock issued and outstanding. All of the outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. We have no shares of preferred stock outstanding.


   Voting Rights. Except as otherwise required by law and as set forth in the Certificate, holders of common stock are entitled to one vote per share on all matters to be voted on by our shareholders. Corporate actions to be taken by the shareholders, other than the election of directors, are to be authorized by a majority of votes cast at a meeting of shareholders. Directors are elected by a plurality of votes cast at a shareholder's meeting, unless otherwise required by law or our Certificate.

   Dividends. Holders of common stock are entitled to share equally, share for share, in any dividends declared by us.

   Liquidation Rights and Preemptive Rights. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of common stock are entitled to share ratably in the assets available for distribution. Holders of common stock have no preemptive rights to subscribe for additional shares if issued by us.

   Special Meetings of Shareholders. A special meeting of shareholders, unless otherwise prescribed by law, may be called at any time by the board of directors, by the Chairman of the board or by order of the board upon the written request of the holders of at least eighty percent of our outstanding stock.

   Quorum at Shareholder Meetings. The holders of a majority of the shares of common stock entitled to vote at such meeting shall constitute a quorum for the transaction of any business.

   Newly Created Directorships and Vacancies. Our By-Laws authorize the board of directors to fill newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board of directors for any reason, except the removal of directors without cause, by vote of a majority of the directors then in office. Vacancies occurring on the board of directors by reason of the removal of directors without cause may be filled only by vote of the shareholders. A director elected to fill a vacancy shall be elected to hold office for the unexpired term of his or her predecessor.

   Committees of the Board of Directors. Our By-Laws permit the board of directors to designate one or more committees, each committee to consist of one or more of our directors. Vacancies in membership of any committee shall be filled by the vote of a majority of the entire board of directors and the board may designate one or more directors as alternate members of any committee.

   Amendment of By-Laws. Our By-Laws may be amended or repealed or new By-Laws may be adopted at any meeting of shareholders or by the board of directors.

LIMITATION OF LIABILITY OF DIRECTORS

   Under Section 402(b) of the New York Business Corporation Law, or NYBCL, we are entitled to limit in the Certificate the personal liability of a director to the corporation or its shareholders for violations of the director's duty, except for the liability of any director if a judgment or other final adjudication adverse to him established that (i) his acts or omission were in bad faith or involved intentional misconduct or a knowing violation of law, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled to, or (iii) his acts violated Section 719 of the NYBCL (providing for liability of directors for voting for or concurring in the declaration of unlawful dividends or unlawful stock purchases or redemptions, certain improper distributions of assets to shareholders and improper loans). Our Certificate contains a provision limiting the liability of our directors as permitted by Section 402(b).

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF NEW YORK LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

   Our Certificate and By-laws do not contain any provisions that are designed to delay, defer or prevent a change in control of the company. In particular, we have expressly elected in our Certificate not to be governed by the "business combination" provisions of Section 912 of the NYBCL. Section 912 of the NYBCL provides, among other things, that a New York corporation may not engage in a wide range of business combinations (including mergers, asset sales and other transactions resulting in a benefit to an interested shareholder) with an interested shareholder for a period of five years from the date the person first becomes an interested shareholder unless the business combination or purchase of stock made by such interested shareholder on that date is approved by the corporation's board of directors prior to the date that person becomes an interested shareholder. An "interested shareholder" is defined as any person that (i) is the beneficial owner, directly or indirectly, of 20% or more of the outstanding voting stock of a New York corporation, or (ii) is an affiliate or associate of the corporation that at any time during the prior five years was the beneficial owner, directly or indirectly of 20% or more of the then outstanding voting stock.
Section 912, if it were applicable to us, could prohibit, or delay, and therefore discourage, any attempt to acquire us.

   Our board of directors does not have any current plans to propose any changes to our charter documents or our corporate structure that would have an anti-takeover purpose or effect.

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar of our common stock is American Stock Transfer & Trust Company.

                             PLAN OF DISTRIBUTION

GENERAL

   This offering constitutes an offering by a member of the NASD of its own securities and is being conducted in accordance with the applicable provisions of Rule 2720 of the NASD Conduct Rules.

   We are issuing subscription rights to subscribe for shares of our common stock to holders of common stock of CBNY as of the record date at a rate of one right for every 5 shares of CBNY common stock held as of that date. The basic subscription right and over-subscription right associated with such rights are described in the section of the prospectus entitled "The Rights Offering." We will sell the shares of our common stock offered in this offering directly to holders of subscription rights who exercise such rights in accordance with the terms of this offering. We will not, in our capacity as a registered broker-dealer, participate in the offering during the period of distribution of the rights and shares of our common stock and we will not use agents, underwriters or dealers to sell the shares.

   Prior to the rights offering, there has been no public market for the shares of our common stock. We believe that after the offering our common stock will be eligible to be traded in the over-the-counter market on the OTC Bulletin Board maintained by the NASD or the Pink Sheets maintained by Pink Sheets LLC.

   Mr. Gabriel Safdie may be deemed to be a statutory underwriter within the meaning of the Securities Act of 1933 in connection with this offering. Any profit realized by him on the resale of the shares in the future may be deemed to be underwriting discounts and commissions under the Securities Act. We are advised by Mr. Safdie that he does not intend to purchase shares in this offering or under the mandatory purchase agreement with a view to distribute such shares.

   Under the mandatory purchase agreement entered into by Mr. Safdie and us, Mr. Safdie has agreed to purchase from us after the rights offering is completed, all shares of our common stock underlying unexercised subscription rights to ensure that we receive the full amount of $10.6 million expected to be received as proceeds in this offering. See "The Rights Offering -- Mandatory Purchase Agreement." Mr. Safdie is the chairman of our board of directors and is expected to hold at least 62.94% of our outstanding shares after completion of this offering. Mr. Safdie will purchase these shares, if any, at the same subscription price of $10.00 per share paid by other holders in the rights offering. We have not paid, and to do intend to pay Mr. Safdie any compensation or commission in respect of his obligations to purchase additional shares, if any, under the mandatory purchase agreement.

ESCROW ARRANGEMENTS

   Rule 2720 of the NASD Conduct Rules requires that all proceeds realized as a result of the public offering of securities by an NASD member be placed in an escrow account. When the offering has been consummated, the member is required to provide notice of this fact to the NASD along with a computation of its net capital computed in accordance with the SEC's net capital rule. The proceeds from the sale of securities in the offering may be taken into account in connection with such computation.

   In compliance with Rule 2720, all proceeds from the sale of shares of our common stock in this offering will be promptly delivered to and held by the escrow agent, which is The Chase Manhattan Bank.

   The NASD Conduct Rules and SEC rules require that if, at the completion of the offering, our net capital ratio is more than 10:1 or if our net capital fails to equal 120% of the specified minimum levels provide in the SEC rules, the proceeds of the offering must be returned in full to the subscribing holders and the offering must be withdrawn unless we obtain a specific exemption from the net capital rule from the SEC. We are permitted to take the proceeds from the sale of shares in the offering into consideration in computing our net capital ratio. The net capital ratio requirement is to protect investors by ensuring that we have an appropriate balance of capital and indebtedness immediately after the offering. We expect to comply with the net capital ratio requirements after completion of the offering.

   If we satisfy the net capital requirements, we will notify the escrow agent of this fact and instruct it to deliver to us the proceeds of the offering. If our net capital does not meet the requirements of the net capital rule, we will immediately instruct the escrow agent to promptly refund the full amount paid to it by holders in the exercise of their subscription rights. We do not know how long it will take to determine whether we satisfy the net capital requirements.


                       SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, and the repurchase by us from CBNY of all of the shares of our common stock held by it we will have 1,060,000 shares of common stock outstanding. All of the common stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Shares of our common stock purchased by our affiliates may generally only be sold in compliance with the limitations of Rule 144 described below. Substantial future sales of our common stock in the public market after the offering may adversely affect our stock price. Shares of our common stock acquired by Mr. Gabriel R. Safdie through the exercise of his rights in the rights offering and under the mandatory purchase agreement will constitute shares held by an "affiliate."

   In general, under Rule 144 as currently in effect, an affiliate is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock (approximately 10,600 shares immediately after the rights offering, assuming all rights are exercised and the repurchase by us of the 10 shares of our common stock held by CBNY) or the average weekly trading volume in the common stock on an exchange in the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about us.

                                LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has also advised us as to certain tax matters relating to this offering.

                                   EXPERTS


   The financial statements included in this prospectus as of December 31, 2000 and for the period April 14, 2000 (date of incorporation) to December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                     WHERE YOU CAN FIND MORE INFORMATION

   We filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock to be issued upon exercise of the rights hereby. For further information about us and our common stock, you should refer to our registration statement and its exhibits. This prospectus summarizes the material provisions of contracts and other documents to which we refer you. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

   After the rights offering, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 in accordance with
Section 15(d) of the Exchange Act. Section 15(d) provides that an issuer which has filed a registration statement which has become effective shall file with the SEC such supplementary and periodic information, documents and reports as may be required under the Exchange Act in respect of securities registered under that Act. However, the obligation to file such information shall be suspended if we register our securities under the Exchange Act or if, at the beginning of the fiscal year following the date of this prospectus, our common stock is held of record by less than 300 persons. We will fulfill the reporting requirements by filing periodic reports, proxy statements and other information with the SEC. After December 31, 2001, we may not continue to be subject to these reporting requirements unless our common stock is held of record by more than 300 persons, although we intend to furnish our stockholders with annual reports containing financial statements certified by an independent accounting firm.


   You may inspect without charge a copy of our registration statement and other documents filed by us with the SEC at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and you may obtain copies of all or any part of the documents from such offices upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1800SEC0330. The SEC also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                            PAGE
                                                                                          --------
CBNY INVESTMENT SERVICES CORP.

AUDITED FINANCIAL STATEMENTS

  Independent Auditors' Report...........................................................    F-2

  Statement of Financial Condition as of December 31, 2000...............................    F-3

  Statement of Operations for the period from April 14, 2000 (Date of Incorporation) to
   December 31, 2000.....................................................................    F-4

  Statement of Shareholder's Equity for the period from April 14, 2000
   (Date of Incorporation) to December 31, 2000..........................................    F-5

  Statement of Cash Flows for the period from April 14, 2000 (Date of Incorporation) to
   December 31, 2000.....................................................................    F-6

  Notes to Financial Statements..........................................................    F-7

UNAUDITED INTERIM FINANCIAL STATEMENTS

  Statement of Financial Condition as of June 30, 2001...................................   F-10

  Statement of Operations for the six months ended June 30, 2001.........................   F-11

  Statement of Shareholder's Equity for the six months ended June 30, 2001 ..............   F-12

  Statement of Cash Flows for the six months ended June 30, 2001.........................   F-13

  Notes to Financial Statements..........................................................   F-14

INDEPENDENT AUDITORS' REPORT

CBNY Investment Services Corp.


We have audited the accompanying statement of financial condition of CBNY Investment Services Corp. (a wholly-owned subsidiary of Commercial Bank of New York) (the "Corporation") (a development stage company) as of December 31, 2000, and the related statements of operations, shareholder's equity, and cash flows for the period from April 14, 2000 (date of incorporation) to December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Corporation at December 31, 2000, and the results of its operations and its cash flows for the period from April 14, 2000 (date of incorporation) to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


/s/ DELOITTE & TOUCHE LLP
New York, New York
April 5, 2001

                        CBNY INVESTMENT SERVICES CORP.
          (A WHOLLY-OWNED SUBSIDIARY OF COMMERCIAL BANK OF NEW YORK)
                        (A DEVELOPMENT STAGE COMPANY)
                       STATEMENT OF FINANCIAL CONDITION
                              DECEMBER 31, 2000



ASSETS
CASH AND CASH EQUIVALENTS.........................................................  $1,002,412
ACCRUED INTEREST RECEIVABLE.......................................................         863
                                                                                   ------------
TOTAL ASSETS......................................................................  $1,003,275
                                                                                   ============
LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES.......................................................................  $       --
                                                                                   ------------
SHAREHOLDER'S EQUITY:
 Common stock $1 par value, 200 shares authorized, 10 shares issued and
  outstanding.....................................................................          10
 Additional paid-in capital.......................................................     999,990
 Surplus accumulated during the development stage.................................       3,275
                                                                                   ------------
  Total shareholder's equity......................................................   1,003,275
                                                                                   ------------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY........................................  $1,003,275
                                                                                   ============


See notes to financial statements.

                        CBNY INVESTMENT SERVICES CORP.
          (A WHOLLY-OWNED SUBSIDIARY OF COMMERCIAL BANK OF NEW YORK)
                        (A DEVELOPMENT STAGE COMPANY)
                           STATEMENT OF OPERATIONS
                      FOR THE PERIOD FROM APRIL 14, 2000
                 (DATE OF INCORPORATION) TO DECEMBER 31, 2000



INTEREST INCOME ON COMMERCIAL PAPER ....................  $3,275
                                                        --------
INCOME BEFORE INCOME TAX EXPENSE .......................   3,275
INCOME TAX EXPENSE .....................................      --
                                                        --------
NET INCOME .............................................  $3,275
                                                        ========


See notes to financial statements.

                        CBNY INVESTMENT SERVICES CORP.
          (A WHOLLY-OWNED SUBSIDIARY OF COMMERCIAL BANK OF NEW YORK)
                        (A DEVELOPMENT STAGE COMPANY)
                      STATEMENT OF SHAREHOLDER'S EQUITY
          FOR THE PERIOD FROM APRIL 14, 2000 (DATE OF INCORPORATION)
                             TO DECEMBER 31, 2000



                                                              SURPLUS
                                                            ACCUMULATED
                                               ADDITIONAL    DURING THE        TOTAL
                                     COMMON     PAID-IN     DEVELOPMENT    SHAREHOLDER'S
                                      STOCK     CAPITAL        STAGE           EQUITY
                                    -------- ------------  -------------  ---------------
BALANCE, APRIL 14, 2000............    $--      $     --       $   --                --
 Issuance of 10 shares of $1 par
  common stock, December 8, 2000...     10       999,990           --         1,000,000
 Net income........................     --            --        3,275             3,275
                                    -------- ------------  -------------  ---------------
BALANCE, DECEMBER 31, 2000.........    $10      $999,990       $3,275        $1,003,275
                                    ======== ============  =============  ===============


See notes to financial statements.

                             CBNY INVESTMENT CORP.
          (A WHOLLY-OWNED SUBSIDIARY OF COMMERCIAL BANK OF NEW YORK)
                        (A DEVELOPMENT STAGE COMPANY)
                           STATEMENT OF CASH FLOWS
                      FOR THE PERIOD FROM APRIL 14, 2000
                 (DATE OF INCORPORATION) TO DECEMBER 31, 2000



 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income....................................................................  $    3,275
 Adjustments to reconcile net income to net cash provided by (used in)
  operating activities:
  Increase in accrued interest receivable......................................        (863)
                                                                                -----------
   Net cash provided by operating activities...................................       2,412
                                                                                -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock........................................   1,000,000
                                                                                -----------
   Net cash provided by financing activities...................................   1,000,000
                                                                                -----------
INCREASE IN CASH AND CASH EQUIVALENTS..........................................   1,002,412
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.................................          --
                                                                                -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.......................................  $1,002,412
                                                                                ===========


SUPPLEMENTAL INFORMATION:
 On December 8, 2000, the Parent made a capital contribution of $1,000,000 to the Corporation in exchange for 10 shares of $1 par value common stock.



See notes to financial statements.

                        CBNY INVESTMENT SERVICES CORP.
          (A WHOLLY-OWNED SUBSIDIARY OF COMMERCIAL BANK OF NEW YORK)
                        (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO FINANCIAL STATEMENTS
                      FOR THE PERIOD FROM APRIL 14, 2000
                 (DATE OF INCORPORATION) TO DECEMBER 31, 2000


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


       NATURE OF OPERATIONS -CBNY Investment Services Corp. (the "Corporation") (a development stage company) is a broker-dealer registered with the Securities and Exchange Commission ("SEC") and is a member of the National Association of Securities Dealers, Inc. ("NASD"). The Corporation was incorporated on April 14, 2000 and is a New York corporation and a wholly-owned subsidiary of Commercial Bank of New
       York (the "Parent"). As of December 31, 2000, the Corporation had not yet commenced its planned principal activities of providing various investment services to both the Parent's existing customers and new customers and, accordingly, is accounted for as a development stage company in accordance with Statement of Financial Standards No. 7, Accounting and Reporting by Development Stage Enterprises.

       As a development stage company, the Corporation is subject to additional risks not facing companies with established operating histories, and to date has generated nominal revenues. In connection with the Merger Transaction (as defined below under the caption "Subsequent Event"), the Corporation will cease to be a subsidiary of the Parent and consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise. It will then be necessary for the Corporation to implement substitute arrangements independent from the Parent for capital resources, systems, facilities and other services.

       The Corporation expects that its capital resources including the anticipated proceeds from its rights offering, will be adequate through December 31, 2001. Additional capital resources may be subsequently required and such resources may not be available in the future.

       Until the Merger Transaction is completed, the Corporation is prohibited from soliciting any customers of the Parent other than its International Private Banking customers. The Corporation may not succeed in marketing its services and products to its targeted customer base.


       On January 8, 2001, the Corporation received regulatory approval from the National Association of Securities Dealers, Inc. and the Securities and Exchange Commission to commence business operations. The Corporation expects to commence business in the second quarter of 2001.


       SUBSEQUENT EVENT -On February 13, 2001, the Parent's Board of Directors approved a merger agreement with North Fork Bancorporation, Inc. ("North Fork") pursuant to which North Fork will acquire the Parent and certain subsidiaries for $32.00 per share in cash (the "Merger Transaction"). Simultaneously with this sale, the Corporation will distribute to the Parent's shareholders, in connection with a rights offering, rights to purchase shares of the common stock of the Corporation. Both the sale of the Parent and the rights offering are subject to regulatory and shareholder approval.



       The accounting and reporting policies and practices of the Corporation conform with accounting principles generally accepted in the United States of America and general practices within the industry. The following is a description of the more significant of those policies and practices.


       CASH AND CASH EQUIVALENTS -For the purposes of the statement of cash flows, the Corporation has defined cash and cash equivalents as highly liquid investments, with original maturities of less than ninety days. At December 31, 2000, cash and cash equivalents consisted of commercial paper maturing on January 3, 2001.


       INCOME TAXES -Income tax expense is provided for using the asset and liability method under which deferred tax assets and liabilities are determined based on temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rules.

       USE OF ESTIMATES IN THE PREPARATION OF THE FINANCIAL STATEMENTS -The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       IMPACT OF NEW ACCOUNTING STANDARDS -In June 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Corporation adopted SFAS No. 133 effective January 1, 2001. The adoption of SFAS No. 133 did not have a significant impact on the financial position or results of operations of the Corporation because the Corporation does not have derivative activity.

       In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaces SFAS No. 125. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Corporation adopted the provisions of SFAS No. 140 in the fourth quarter of 2000 for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral, and is required to adopt SFAS No. 140 during the second quarter of 2001 for transfers and servicing of financial assets and extinguishments of liabilities. The impact of SFAS No. 140 is not material.

2. INCOME TAXES


       The Corporation files consolidated Federal, State and City tax returns with the Parent, and in accordance with its policy, allocates tax expense to the extent that its income or losses contribute to or reduce consolidated income tax expense. During the period ended December 31, 2000, the Parent paid the tax liability on behalf of the Corporation, which was not material.


3. COMMITMENTS AND CONTINGENCIES

       The Corporation executed a five-year remote processing agreement with SunGard Financial Systems, Inc. ("SunGard") on December 6, 2000, whereby SunGard will provide on-line processing and report services to the Corporation. In connection with the SunGard agreement, the Corporation executed a binding agreement on February 6, 2001 with Herzog, Heine and Geduld, Inc. ("HHG") to establish an omnibus clearing facility enabling HHG to provide certain securities clearing and execution services to the Corporation's customers.


       On February 7, 2001, the Corporation entered into a one-year shared services and expense agreement with its Parent for the use of office space at the Parent's corporate headquarters and a proportionate share of the compensation of all employees designated as joint employees of the Parent and Corporation. Under the terms of the agreement, the Corporation will pay the Parent $120,000 annually.


       As a securities broker-dealer, the Corporation will engage in buying and selling securities for a diverse group of customers including institutional and individual investors. The Corporation's exposure to off-balance sheet credit risk may occur in the event a customer, clearing agent, or counterparty does not fulfill its obligation arising from a transaction.

       The agreement between the Corporation and its clearing broker provides that the Corporation is obligated to assume any exposure related to non-performance by its customers. The Corporation will seek to control the risk associated with non-performance by requiring customers to maintain margin collateral in compliance with various regulatory requirements and the clearing broker's internal guidelines. The Corporation intends to monitor its customer activity by reviewing information it receives from its clearing broker on a daily basis.

 4. FAIR VALUE OF FINANCIAL INSTRUMENTS

       The financial instruments of the Corporation are reported in the statement of financial condition at market or fair values, or at carrying amounts that approximate fair values because of the short maturity of the instruments. The estimated fair values of these financial instruments at December 31, 2000, are as follows:

       CASH AND CASH EQUIVALENTS AND ACCRUED INTEREST RECEIVABLE -The carrying amounts of cash and cash equivalents and accrued interest receivable approximate fair value.

5. RELATED PARTY TRANSACTIONS

       On December 8, 2000, the Parent made a capital contribution of $1,000,000 to the Corporation in exchange for 10 shares of $1 par value common stock.

                        CBNY INVESTMENT SERVICES CORP.
          (A WHOLLY-OWNED SUBSIDIARY OF COMMERCIAL BANK OF NEW YORK)
                        (A DEVELOPMENT STAGE COMPANY)
                       STATEMENT OF FINANCIAL CONDITION
                          JUNE 30, 2001 (UNAUDITED)



ASSETS
CASH AND CASH EQUIVALENTS.............................  $5,046,581
FIXED ASSETS..........................................     279,951
ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS .........       7,080
                                                       ------------
TOTAL ASSETS..........................................  $5,333,612
                                                       ============
LIABILITIES AND SHAREHOLDER'S EQUITY
PAYABLE TO CUSTOMERS..................................  $    4,495
PAYABLE TO BROKERS-DEALERS............................       2,958
OTHER LIABILITIES.....................................     300,060
                                                       ------------
TOTAL LIABILITIES.....................................     307,513
                                                       ------------
SHAREHOLDER'S EQUITY:
 Common stock $1 par value, 5,000,000 shares
  authorized,
  10 shares issued and outstanding....................          10
 Additional paid-in capital...........................   5,799,005
 Deficit accumulated during the development stage ....    (772,916)
                                                       ------------
    Total shareholder's equity........................   5,026,099
                                                       ------------
 TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY ..........  $5,333,612
                                                       ============


See notes to financial statements.

                        CBNY INVESTMENT SERVICES CORP.
          (A WHOLLY-OWNED SUBSIDIARY OF COMMERCIAL BANK OF NEW YORK)
                        (A DEVELOPMENT STAGE COMPANY)
                           STATEMENT OF OPERATIONS
                           FOR THE SIX MONTHS ENDED
                          JUNE 30, 2001 (UNAUDITED)



INCOME:
 Interest income on commercial
  paper............................  $   31,689
 Other income......................      11,500
                                    -----------
   Total income ...................      43,189
                                    -----------
EXPENSES:
 Salaries and benefits.............     446,500
 Start-up costs....................     439,420
 Occupancy costs...................      28,285
 Other ............................      89,403
                                    -----------
   Total expenses .................   1,003,608
                                    -----------
Net loss before income tax
 benefit...........................    (960,419)
Income tax benefit.................     184,228
                                    -----------
Net loss...........................  $ (776,191)
                                    ===========


See notes to financial statements.

                        CBNY INVESTMENT SERVICES CORP.
          (A WHOLLY-OWNED SUBSIDIARY OF COMMERCIAL BANK OF NEW YORK)
                        (A DEVELOPMENT STAGE COMPANY)
                      STATEMENT OF SHAREHOLDER'S EQUITY
              FOR THE SIX MONTHS ENDED JUNE 30, 2001 (UNAUDITED)



                                                            SURPLUS
                                                           (DEFICIT)
                                                          ACCUMULATED
                                             ADDITIONAL    DURING THE        TOTAL
                                   COMMON     PAID-IN     DEVELOPMENT    SHAREHOLDER'S
                                    STOCK     CAPITAL        STAGE          EQUITY
                                  -------- ------------  ------------- ---------------
BALANCE, DECEMBER 31, 2000 ......  $   10    $  999,990    $   3,275      $ 1,003,275
 Capital contribution from
  Parent.........................      --     4,799,015           --        4,799,015
 Net Loss........................      --            --     (776,191)        (776,191)
                                  -------- ------------  ------------- ---------------
BALANCE, JUNE 30, 2001...........  $   10    $5,799,005    $(772,916)     $ 5,026,099
                                  ======== ============  ============= ===============


See notes to financial statements.

                        CBNY INVESTMENT SERVICES CORP.
          (A WHOLLY-OWNED SUBSIDIARY OF COMMERCIAL BANK OF NEW YORK)
                        (A DEVELOPMENT STAGE COMPANY)
                           STATEMENT OF CASH FLOWS
                           FOR THE SIX MONTHS ENDED
                          JUNE 30, 2001 (UNAUDITED)



CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss..............................................  $ (776,191)
 Adjustments to reconcile net loss to net cash
  provided
  by (used in) operating activities:
  Non-cash charges included in net loss:
   Expenses paid by Parent.............................     799,015
  Changes in assets and liabilities:
   Increase in accrued interest receivable and other
    assets.............................................      (6,217)
   Increase in payables and other liabilities .........     307,513
                                                        ------------
    Net cash provided by operating activities .........     324,120
                                                        ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of fixed assets.............................    (279,951)
                                                        ------------
    Net cash used in investing activities..............    (279,951)
                                                        ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Capital contribution from Parent......................   4,000,000
                                                        ------------
    Net cash provided by financing activities .........   4,000,000
                                                        ------------
INCREASE IN CASH AND CASH EQUIVALENTS..................   4,044,169
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ........   1,002,412
                                                        ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD...............  $5,046,581
                                                        ============


See notes to financial statements.

                        CBNY INVESTMENT SERVICES CORP.
          (A WHOLLY-OWNED SUBSIDIARY OF COMMERCIAL BANK OF NEW YORK)
                        (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO FINANCIAL STATEMENTS
              FOR THE SIX MONTHS ENDED JUNE 30, 2001 (UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


       NATURE OF OPERATIONS -CBNY Investment Services Corp. (the
       "Corporation") (a development stage company) is a broker-dealer registered with the Securities and Exchange Commission ("SEC") and is a member of the National Association of Securities Dealers, Inc. ("NASD"). The Corporation was incorporated on April 14, 2000 and is a New York corporation and a wholly-owned subsidiary of Commercial Bank of New York (the "Parent"). As of June 30, 2000, the Corporation had commenced limited planned principal activities of providing various investment services to both the Parent's existing customers and new customers and, accordingly, is accounted for as a development stage company in accordance with Statement of Financial Standards No. 7, Accounting and Reporting by Development Stage Enterprises.

       As a development stage company, the Corporation is subject to additional risks not facing companies with established operating histories, and to date, has generated nominal revenues. In connection with the Merger Transaction (as defined below), the Corporation will cease to be a subsidiary of the Parent and consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise. It will then be necessary for the Corporation to implement substitute arrangements independent from the Parent for capital resources, systems, facilities and other services.

       The Corporation expects that its capital resources including the anticipated proceeds from its rights offering, will be adequate through June 30, 2002. Additional capital resources may be subsequently required and such resources may not be available in the future.

       Until the Merger Transaction is completed, the Corporation is prohibited from soliciting any customers of the Parent other than its International Private Banking customers. The Corporation may not succeed in marketing its services and products to its targeted customer base.

       On January 8, 2001, the Corporation received regulatory approval from the National Association of Securities Dealers, Inc. and the Securities and Exchange Commission to commence business operations. The Corporation commenced business in the second quarter of 2001.

       On February 13, 2001, the Parent's Board of Directors approved a merger agreement with North Fork Bancorporation, Inc. ("North Fork") pursuant to which North Fork will acquire the Parent and certain subsidiaries for $32.00 per share in cash (the "Merger Transaction"). Simultaneously with this sale, the Corporation will distribute to the Parent's shareholders, in connection with a rights offering, rights to purchase shares of the common stock of the Corporation. Both the sale of the Parent and the rights offering are subject to regulatory and shareholder approval.



       The accounting and reporting policies and practices of the Corporation conform with accounting principles generally accepted in the United States of America and general practices within the industry. The following is a description of the more significant of those policies and practices.


       CASH AND CASH EQUIVALENTS -For the purposes of the statement of cash flows, the Corporation has defined cash and cash equivalents as highly liquid investments, with original maturities of less than ninety days. At June 30, 2001, cash and cash equivalents include short-term commercial paper of $4.0 million maturing on July 6, 2001.


       INCOME TAXES -Income tax expense is provided for using the asset and liability method under which deferred tax assets and liabilities are determined based on temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rules.

       USE OF ESTIMATES IN THE PREPARATION OF THE FINANCIAL STATEMENTS -The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       The following common expenses of the Parent and Corporation have been allocated to the Corporation. Management of the Parent used a methodology based on the estimated time its employees devoted to the Corporation's activities and amount of proportionate space occupied by such employees. Management believes this allocation methodology is reasonable.



       Salaries and
       benefits            $446,500
       Occupancy costs       28,285
                          ----------
                           $474,785
                          ----------



       IMPACT OF NEW ACCOUNTING STANDARDS -In June 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Corporation adopted SFAS No. 133 effective January 1, 2001. The adoption of SFAS No. 133 did not have a significant impact on the financial position or results of operations of the Corporation because the Corporation does not have derivative activity.


       In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaces SFAS No. 125. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Corporation adopted the provisions of SFAS No. 140 in the fourth quarter of 2000 for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral, and adopted SFAS No. 140 during the second quarter of 2001 for transfers and servicing of financial assets and extinguishments of liabilities. The impact of SFAS No. 140 is not material.

       On June 29, 2001, the FASB voted to approve two new statements which were issued in July 2001: SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 will require business combinations entered into after June 30, 2001 to be accounted for using the purchase method of accounting. Specifically identifiable intangible assets acquired, other than goodwill, will be amortized over their estimated useful economic life. SFAS No. 142 will require that goodwill will not be amortized, but should be tested for impairment at least annually. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. The Corporation does not expect the adoption of these statements to have a material effect on its financial position or results of operations.


2. INCOME TAXES


       The Corporation files a consolidated Federal income tax return with the Parent, and in accordance with its policy, allocates tax expense or benefit to the extent that its income or losses contribute to or reduce consolidated income tax expense. During the six months ended June 30, 2001, the Corporation recognized a tax benefit of approximately $184,000 based on its tax allocation policy.

       The provision for income taxes for the six months ended June 30, 2001 is summarized below:

       Current:
          Federal                 $(184,807)
          State and local               579
                                  ---------
       Total current               (184,228)
       Total deferred                 -0-
                                  ---------
          Income tax benefit      $(184,228)

       The effective tax rate differs from the statutory rate primarily due to the valuation allowance created to offset the deferred tax assets.

       The Corporation records income taxes in accordance with SFAS No. 109. The net deferred tax assets, principally the result of state and local net operating loss carryforwards and start-up costs, at June 30, 2001, are approximately as follows:

       Deferred tax assets        $256,000
       Valuation allowance        (256,000)
                                  --------
       Net deferred tax assets    $  --
                                  ========


3. COMMITMENTS AND CONTINGENCIES

       The Corporation executed a five-year remote processing agreement with SunGard Financial Systems, Inc. ("SunGard") on December 6, 2000, whereby SunGard will provide on-line processing and report services to the Corporation. In connection with the SunGard agreement, the Corporation executed a binding agreement on February 6, 2001 with Herzog, Heine and Geduld, Inc. ("HHG") to establish an omnibus clearing facility enabling HHG to provide certain securities clearing and execution services to the Corporation's customers.

       On February 7, 2001, the Corporation entered into a one-year shared services and expense agreement with its Parent for the use of office space at the Parent's corporate headquarters and a proportionate share of the compensation of all employees designated as joint employees of the Parent and Corporation. Under the terms of the agreement, the Corporation will pay the Parent $120,000 annually. The terms of the agreement commenced in May 2001.


       As a securities broker-dealer, the Corporation will engage in buying and selling securities for a diverse group of customers including institutional and individual investors. The Corporation's exposure to off-balance sheet credit risk may occur in the event a customer, clearing agent, or counterparty does not fulfill its obligation arising from a transaction.

       The agreement between the Corporation and its clearing broker provides that the Corporation is obligated to assume any exposure related to non-performance by its customers. The Corporation will seek to control the risk associated with non-performance by requiring customers to maintain margin collateral in compliance with various regulatory requirements and the clearing broker's internal guidelines. The Corporation intends to monitor its customer activity by reviewing information it receives from its clearing broker on a daily basis.


4. STOCK OPTION PLAN

       In May 2001, the Board of Directors approved and adopted and the Parent approved the CBNY Investment Services Corp. Stock Option Plan (the "Plan"). Options can be granted under the Plan representing 500,000 shares of common stock. At June 30, 2001, no options have been granted under the Plan.

5. NET CAPITAL REQUIREMENTS

       The Corporation is subject to the Securities and Exchange Commission Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 8 to 1 for the twelve months after commencing business as a broker-dealer, and 15 to 1 thereafter (and the rule of the "applicable" exchange also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to
       1). At June 30, 2001, the Corporation had net capital of $4,746,148, which was $4,496,148 in excess of its required net capital of $250,000. The Corporation's net capital ratio was 0.65 to 1.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

       The financial instruments of the Corporation are reported in the statement of financial condition at market or fair values, or at carrying amounts that approximate fair values because of the short maturity of the instruments. The estimated fair values of these financial instruments at June 30, 2001, are as follows:


       CASH AND CASH EQUIVALENTS -The carrying amounts of cash and cash equivalents approximate fair value.


7. RELATED PARTY TRANSACTIONS

       On April 26, 2001, the Parent made a capital contribution in the amount of $4,000,000 to the Corporation. Additionally, during the six months ended June 30, 2001, the Parent incurred expenses directly associated with the Corporation and has allocated certain other expenses, including the income tax benefit, on behalf of the Corporation in the amount of $799,015. Such expenses will be not reimbursed by the Corporation and are considered contributed capital.

================================================================================

Through and including         (the 25th day after the date of this
prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.



                       1,060,000 SHARES OF COMMON STOCK



                        CBNY Investment Services Corp.



                                 --------------

                                  PROSPECTUS

                                 --------------












                                        , 2001



===============================================================================

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth an estimate of the costs and expenses payable in connection with the sale of the common stock being registered.


                                                                AMOUNT TO
                                                                 BE PAID
SEC registration fee .........................................   $  2,650
Legal fees and expenses ......................................   $500,000
Accounting fees and expenses .................................       *
Printing and engraving .......................................       *
Blue sky fees and expenses (including legal fees) ............   $ 50,000
Transfer agent fees ..........................................       *
Premiums for directors and officers insurance ................       *
Miscellaneous ................................................       *
                                                               -----------
Total ........................................................   $     *


------------
*      To be included by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   CBNY Investment Services Corp.'s authority to indemnify its directors and officers is governed by the provisions of Article 7 of the New York Business Corporation Law ("NYBCL"). Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

   Section 722(a) of the NYBCL provides that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

   Section 722(c) of the NYBCL provides that a corporation may indemnify its directors and officers in relation to an action by or in the right of the corporation to procure a judgment in its favor in similar circumstances against amounts paid in settlement and reasonable expenses, including attorney's fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person is adjudged liable to the corporation unless a court determines that an indemnity is proper in the circumstances of the case.

   The Amended and Restated Certificate of Incorporation and By-Laws of CBNY Investment Services Corp. contain provisions that provide for indemnification of its officers and directors to the fullest extent permitted by the NYBCL.

   Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that a corporation shall indemnify a person who has been successful, on the merits or otherwise, in defending an action described in Section 722. In other circumstances, unless ordered by a court under Section 724 of the NYBCL, indemnification as described above may only be made if it is authorized in each specific case. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the NYBCL, or based upon an opinion by independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct has been met, or if the shareholders decide that indemnification is proper because the applicable standard of conduct has been met.

   Section 724 of the NYBCL provides that, upon application by a director of officer, indemnification may be awarded by a court to the extent authorized.

   CBNY Investment Services Corp. is also authorized under its Amended and Restated Certificate of Incorporation and the NYBCL to advance expenses incurred in defending a civil or criminal action or proceeding to a director or officer upon receipt of an undertaking by him to repay such expenses if it is ultimately determined that he is not entitled to be indemnified by the CBNY Investment Services Corp.

   Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under sections outlined above, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of insurance, for a retention amount and for co-insurance.

   Commercial Bank of New York ("CBNY"), the sole stockholder of CBNY Investment Services Corp., maintains $5.0 million of insurance to reimburse the directors and officers of CBNY and its subsidiaries for damages, settlements, judgments, and defense costs incurred by them arising from claims made against them for wrongful acts in their capacity as directors or officers, or any matter claimed against them solely by reason of their status as directors and officers of CBNY and its subsidiaries. Such insurance specifically excludes payment for losses in connection with various designated matters, including illegally obtained personal profits or advantages and the commission of deliberate criminal or fraudulent acts.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   In connection with the formation of CBNY Investment Services Corp., CBNY became the sole stockholder on December 8, 2000, acquiring 10 shares of common stock for consideration of $1.0 million. The shares were issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

 ITEM 16. EXHIBITS


   EXHIBIT
   NUMBER                                     DESCRIPTION OF EXHIBIT

-----------  ---------------------------------------------------------------------------------------

     2.1     Agreement and Plan of Reorganization dated as of February 13, 2001 by and among North
             Fork Bancorporation, Inc., North Fork Bank and Commercial Bank of New York*

     2.2     Form of Mandatory Purchase Agreement by and between CBNY Investment Services Corp. and
             Gabriel R. Safdie*

     2.3     Form of Mandatory Purchase Agreement by and between CBNY Investment Services Corp. and
             Helene Safdie Levy*

     3.1     Amended and Restated Certificate of Incorporation of CBNY Investment Services Corp.*

     3.2     By-laws of CBNY Investment Services Corp.*

     4.1     Form of Subscription Certificate to Subscribe for Shares of Common Stock of CBNY
             Investment Services Corp.*

     4.2     Specimen Certificate for Shares of the Common Stock of CBNY Investment Services
             Corp.***

     5.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality of the securities being registered***

     8.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain U.S. federal income tax matters**

    10.1     Remote Processing Agreement dated December 6, 2000 by and among Sungard Financial
             Systems, Inc., Commercial Bank of New York and CBNY Investment Services Corp.*(1)

    10.2     Omnibus Securities Clearing Agreement dated February 6, 2001 by and between Herzog,
             Heine, Geduld, Inc. and CBNY Investment Services Corp.*(1)

    10.3     Assignment Agreement dated April 10, 2001 by and between Herzog, Heine, Geduld, Inc.
             and Broadcort Capital Corp.*

    10.4     CBNY Investment Services Corp. 2001 Stock Option Plan*

    10.5     Shared Services and Expenses Agreement dated February 7, 2001 by and between Commercial
             Bank of New York and CBNY Investment Services Corp.*

    10.6     Asset Management and Account Services Agreement dated May 15, 2001 by and between
             Boston Safe Deposit and Trust Company and CBNY Investment Services Corp.*

    10.7     Remote Processing Agreement dated June 5, 2001 by and between Sungard EMS Inc. and CBNY
             Investment Services Corp.*(1)

    10.8     Service Agreement dated May 21, 2001 by and between Dreyfus Service Corporation and
             CBNY Investment Services Corp.*

    23.1     Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)***

    23.2     Consent of Deloitte & Touche LLP**

    23.3     Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)**

    24.1     Power of Attorney*

                               II-3

   EXHIBIT
   NUMBER                                     DESCRIPTION OF EXHIBIT

-----------  ---------------------------------------------------------------------------------------

     99.1    Form of Instructions for Use of CBNY Investment Services Corp. Subscription
             Certificates*

     99.3    Form of Letter to CBNY Stockholders Who Are Record Holders*

     99.4    Form of Letter to CBNY Stockholders Who Are Beneficial Holders*

     99.5    Form of Letter to Clients of CBNY Stockholders Who Are Beneficial Holders*

     99.6    Form of Nominee Holder Certification Form*

     99.7    Substitute Form W-9 for Use with the Rights Offering*

     99.8    Form of Beneficial Owner Election Form*

     99.9    Form of Subscription Agent Agreement dated         by and between CBNY Investment
             Services Corp. and Sandler O'Neill Shareholder Services*

    99.10    Form of Escrow Agreement dated        by and between The Chase Manhattan Bank, CBNY
             Investment Services Corp. and Sandler O'Neill Shareholder Services*


------------
*      Previously filed
**     Filed herewith
***    To be filed by amendment
1 Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

ITEM 17. UNDERTAKINGS

   The undersigned Registrant hereby undertakes that:

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 17th day of August 2001.

                                 CBNY INVESTMENT SERVICES CORP.
                                 By:  /s/ Jose Aparecido Paulucci
                                      ---------------------------------------
                                      Name: Jose A. Paulucci
                                      Title: President, Chief Executiveo Officer
                                             and Director

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on the 17th day of August, 2001:

            SIGNATURE                             TITLE(S)
---------------------------------    ----------------------------------     ----------
                *                    Chairman of the Board of
 --------------------------------    Directors
  Gabriel R. Safdie

 /s/ Jose Aparecido Paulucci         President, Chief Executive
 --------------------------------    Officer and Director
  Jose A. Paulucci                   (Principal Executive Officer)

                *                    First Vice President,
 --------------------------------    Financial Operations Principal
  Donald J. Linton                   and Treasurer (Principal
                                     Financial and Accounting
                                     Officer)

                *                    Director
 --------------------------------
  Guiora Esrubilsky

* By: /s/ Jose Aparecido Paulucci
---------------------------------
     Name: Jose A. Paulucci
     Title: Attorney-In-Fact


                              INDEX TO EXHIBITS


 EXHIBIT
NUMBER       DESCRIPTION
-----------  ---------------------------------------------------------------------------------------
  2.1        Agreement and Plan of Reorganization dated as of February 13, 2001 by and among North
             Fork Bancorporation, Inc., North Fork Bank and Commercial Bank of New York*

  2.2        Form of Mandatory Purchase Agreement by and between CBNY Investment Services Corp. and
             Gabriel R. Safdie*

  2.3        Form of Mandatory Purchase Agreement by and between CBNY Investment Services Corp. and
             Helene Safdie Levy*

  3.1        Amended and Restated Certificate of Incorporation of CBNY Investment Services Corp.*

  3.2        By-laws of CBNY Investment Services Corp.*

  4.1        Form of Subscription Certificate to Subscribe for Shares of Common Stock of CBNY
             Investment Services Corp.*

  4.2        Specimen Certificate for Shares of the Common Stock of CBNY Investment Services
             Corp.***

  5.1        Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality of the securities being registered***

  8.1        Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain U.S. federal income tax matters**

 10.1        Remote Processing Agreement dated December 6, 2000 by and among Sungard Financial
             Systems, Inc., Commercial Bank of New York and CBNY Investment Services Corp.*(1)

 10.2        Omnibus Securities Clearing Agreement dated February 6, 2001 by and between Herzog,
             Heine, Geduld, Inc. and CBNY Investment Services Corp.*(1)

 10.3        Assignment Agreement dated April 10, 2001 by and between Herzog, Heine, Geduld, Inc.
             and Broadcort Capital Corp.*

 10.4        CBNY Investment Services Corp. 2001 Stock Option Plan*

 10.5        Shared Services and Expenses Agreement dated February 7, 2001 by and between Commercial
             Bank of New York and CBNY Investment Services Corp.*

 10.6        Asset Management Accout Services Agreement dated May 15, 2001 by and between Boston
             Safe Deposit and Trust Company and CBNY Investment Services Corp.*

 10.7        Remote Processing Agreement dated June 5, 2001 by and between Sungard EMS Inc. and CBNY
             Investment Services Corp.*(1)

 10.8        Service Agreement dated May 21, 2001 by and between Dreyfus Service Corporation and
             CBNY Investment Services Corp.*

 23.1        Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)***

 23.2        Consent of Deloitte & Touche LLP**

 23.3        Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)**

 24.1        Power of Attorney*

 99.1        Form of Instructions for Use of CBNY Investment Services Corp. Subscription
             Certificates*

                               II-6

EXHIBIT
NUMBER       DESCRIPTION
-----------  ---------------------------------------------------------------------------------------

 99.3        Form of Letter to CBNY Stockholders Who Are Record Holders*

 99.4        Form of Letter to CBNY Stockholders Who Are Beneficial Holders*

 99.5        Form of Letter to Clients of CBNY Stockholders Who Are Beneficial Holders*

 99.6        Form of Nominee Holder Certification Form*

 99.7        Substitute Form W-9 for Use with the Rights Offering*

 99.8        Form of Beneficial Owner Election Form*

 99.9        Form of Subscription Agent Agreement dated        by and between CBNY Investment
             Services Corp. and Sandler O'Neill Shareholder Services*

 99.10       Form of Escrow Agreement dated        by and between The Chase Manhattan Bank, CBNY
             Investment Services Corp. and Sandler O'Neill Shareholder Services*


*      Previously filed
**     Filed herewith
***    To be filed by amendment
1 Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

                               II-7